Exhibit 99.1

TROPICANA ENTERTAINMENT INC.

CONSOLIDATED FINANCIAL STATEMENTS AND REPORT OF

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

December 31, 2017 and 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Tropicana Entertainment Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Tropicana Entertainment Inc. and subsidiaries (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2010.

Reno, Nevada
February 28, 2018 (except for the retrospective adoption of new accounting standards described in Note 2, as to which the date is November 30, 2018)

TROPICANA ENTERTAINMENT INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$103,069	$239,615
Restricted cash	15,918	14,842
Receivables, net	37,472	31,997
Income tax receivable from related party	6,960	—
Inventories	7,573	7,485
Prepaid expenses and other assets	23,807	12,041

Total current assets	194,799	305,980
Property and equipment, net	810,688	764,282
Goodwill	15,857	15,857
Intangible assets, net	79,290	73,891
Investments	7,253	17,161
Deferred tax assets, net	58,313	124,167
Long-term prepaid rent and other assets	33,902	24,908

Total assets	$1,200,102	$1,326,246

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$3,000
Accounts payable	42,495	38,975
Accrued expenses and other current liabilities	94,455	89,485

Total current liabilities	136,950	131,460
Long-term debt, net	136,721	283,825
Other long-term liabilities	7,257	6,331
Deferred tax liabilities	3,963	3,244

Total liabilities	284,891	424,860

Commitments and contingencies
Shareholders’ equity:
Tropicana Entertainment Inc. preferred stock at $0.01 par value; 10,000,000 shares authorized, no shares issued	—	—
Tropicana Entertainment Inc. common stock at $0.01 par value; 100,000,000 shares authorized, 23,834,512 and 24,634,512 shares issued and outstanding at December 31, 2017 and 2016, respectively	238	246
Additional paid-in capital	521,553	557,545
Retained earnings	393,420	343,595

Total shareholders’ equity	915,211	901,386

Total liabilities and shareholders’ equity	$1,200,102	$1,326,246

The accompanying notes are an integral part of these consolidated financial statements.

TROPICANA ENTERTAINMENT INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

	Year ended December 31,
	2017	2016	2015
Revenues:
Casino	$571,236	$537,229	$517,217
Room	168,173	154,610	148,375
Food and beverage	118,575	112,913	109,249
Other	33,038	32,785	30,813
Management fee from related party	1,250	3,583	—

Net revenues	892,272	841,120	805,654

Operating costs and expenses:
Casino	228,993	216,022	210,906
Room	66,985	64,817	62,613
Food and beverage	98,002	92,050	94,761
Other	21,584	22,492	21,590
Marketing, advertising and promotions	71,222	68,701	61,356
General and administrative	147,343	163,303	142,942
Maintenance and utilities	71,899	70,395	71,320
Depreciation and amortization	75,535	67,502	63,036
Impairment charges, other write-downs and recoveries	(3,879)	(211)	906
Real estate tax settlement	(23,449)	—	—

Total operating costs and expenses	754,235	765,071	729,430

Operating income	138,037	76,049	76,224
Other income (expense):
Interest expense	(10,979)	(12,678)	(12,348)
Interest income	722	726	616
Predecessor claim settlements	—	3,100	—
Termination fee from affiliate	15,000	—	—
Term loan discount/cost write down	(1,358)	—	—

Total other income (expense)	3,385	(8,852)	(11,732)

Income from continuing operations before income taxes	141,422	67,197	64,492
Income tax expense	(91,597)	(23,647)	(27,092)

Net income	$49,825	$43,550	$37,400

Basic and diluted income per common share:

Net income per common share	$2.05	$1.68	$1.42

Weighted-average common shares outstanding:
Basic and diluted	24,330	25,944	26,313

The accompanying notes are an integral part of these consolidated financial statements.

TROPICANA ENTERTAINMENT INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(amounts in thousands)

	Common Stock	Additional Paid- in Capital	Retained Earnings	Total Shareholders’ Equity
Balances, December 31, 2014	$263	$600,359	$262,645	$863,267
Net income	—	—	37,400	37,400

Balances, December 31, 2015	263	600,359	300,045	900,667
Repurchase of TEI common stock	(17)	(42,814)	—	(42,831)
Net income	—	—	43,550	43,550

Balances, December 31, 2016	246	557,545	343,595	901,386
Repurchase of TEI common stock	(8)	(35,992)	—	(36,000)
Net income	—	—	49,825	49,825

Balances, December 31, 2017	$238	$521,553	$393,420	$915,211

The accompanying notes are an integral part of these consolidated financial statements.

TROPICANA ENTERTAINMENT INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net income	$49,825	$43,550	$37,400
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on insurance recoveries	(4,971)	(1,016)	—
Change in investment reserves	3,542	6,571	(2,017)
Depreciation and amortization	75,535	67,502	63,036
Amortization of debt discount and debt issuance costs	914	1,005	1,011
Impairment charges, loss on disposition of assets and other write-downs	1,092	805	906
Term loan discount/cost write down	1,358	—	—
Insurance proceeds	109	—	—
Business interruption proceeds	3,584	—	—
Deferred income tax	66,573	21,503	17,883
Changes in operating assets and liabilities:
Receivables, net	(5,475)	(9,929)	645
Income tax receivable from related party	(6,960)	—	—
Inventories, prepaids and other assets	(11,854)	(907)	2,533
Accrued interest	(980)	(13)	(137)
Accounts payable, accrued expenses and other liabilities	4,424	10,227	(5,579)
Long term prepaid rent and other noncurrent assets and liabilities, net	(7,850)	(4,054)	(11,971)

Net cash provided by operating activities	168,866	135,244	103,710

Cash flows from investing activities:
Additions of property and equipment	(119,625)	(71,674)	(94,059)
Approved CRDA Project Funds received	7,780	3,035	15,248
Intangible assets acquired	(8,050)	—	—
Insurance proceeds	1,278	1,016	—
Proceeds from disposal of investment	6	798	—
Other	2,525	524	(2,029)

Net cash used in investing activities	(116,086)	(66,301)	(80,840)

Cash flows from financing activities:
Payments on debt	(152,250)	(3,000)	(3,000)
Repurchase of TEI common stock	(36,000)	(42,831)	—

Net cash used in financing activities	(188,250)	(45,831)	(3,000)

Net increase (decrease) in cash, cash equivalents and restricted cash	(135,470)	23,112	19,870
Cash, cash equivalents and restricted cash, beginning of period	254,457	231,345	211,475

Cash, cash equivalents and restricted cash, end of period	$118,987	$254,457	$231,345

Supplemental cash flow disclosure:
Cash paid for interest, net of interest capitalized	$10,956	$11,691	$11,468
Cash paid for income taxes	34,265	7,080	16,607
Supplemental disclosure of non-cash items:
Capital expenditures included in accrued expenses and other current liabilities	11,339	6,293	2,784

The accompanying notes are an integral part of these consolidated financial statements.

TROPICANA ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—BASIS OF PRESENTATION AND ORGANIZATION

Organization

Tropicana Entertainment Inc. (the “Company,” “TEI,” “we,” “us,” or “our”), a Delaware corporation, is an owner and operator of regional casino and entertainment properties located in the United States and one hotel, timeshare and casino resort located on the island of Aruba. In April 2014, the Company acquired Lumière Place Casino, HoteLumière, the Four Seasons Hotel St. Louis and related excess land parcels in St. Louis, Missouri (collectively, “Lumière Place”). We also provided management services to the Taj Mahal Casino Hotel property in Atlantic City (“Taj Mahal”) through its sale in March 2017 and provide services to the closed Plaza Hotel in Atlantic City pursuant to the related party agreements with affiliates of Icahn Enterprises, L.P., our majority shareholder. The Company’s United States properties include two casinos in Nevada and one casino in each of Indiana, Louisiana, Mississippi, Missouri and New Jersey. The Company views each property as an operating segment which it aggregates by region in order to present its reportable segments: (i) East, (ii) Central, (iii) West and (iv) South. The current operations of the Company, by region, include the following:

•	East—Tropicana Casino and Resort, Atlantic City (“Tropicana AC”) located in Atlantic City, New Jersey;

•	Central—Tropicana Evansville (“Tropicana Evansville”) located in Evansville, Indiana; and Lumière Place located in St. Louis, Missouri;

•	West—Tropicana Laughlin Hotel and Casino (“Tropicana Laughlin”) located in Laughlin, Nevada; and MontBleu Casino Resort & Spa (“MontBleu”) located in South Lake Tahoe, Nevada; and

•

South—Belle of Baton Rouge Casino and Hotel (“Belle of Baton Rouge”) located in Baton Rouge, Louisiana; Trop Casino Greenville (“Trop Greenville”) located in Greenville, Mississippi; and Tropicana Aruba Resort & Casino (“Tropicana Aruba”) located near Eagle Beach, Aruba.

In addition, the Company, through our wholly-owned subsidiary, TropWorld Games LLC, operates an online social gaming site. The operating results of all other subsidiaries of the Company are reported under the heading of “Corporate and other” as they have been determined to not meet the aggregation criteria as separately reportable segments.

Background

The Company was formed on May 11, 2009 to acquire certain assets of Tropicana Entertainment Holdings, LLC (“TEH”), and certain of its subsidiaries pursuant to their plan of reorganization (the “Plan”) under Chapter 11 of Title 11 of the United States Code. The Company also acquired Columbia Properties Vicksburg (“CP Vicksburg”), JMBS Casino, LLC (“JMBS Casino”) and CP Laughlin Realty, LLC (“CP Laughlin Realty”, collectively with CP Vicksburg and JMBS Casino, the “Affiliate Guarantors”), all of which were part of the same plan of reorganization (the “Plan”) as TEH (collectively, the “Predecessors”). In addition, the Company acquired certain assets of Adamar of New Jersey, Inc. (“Adamar”), an unconsolidated subsidiary of TEH, pursuant to an amended and restated asset purchase agreement, including Tropicana AC. The reorganization of the Predecessors and the acquisition of Tropicana AC (together, the “Restructuring Transactions”) were consummated and became effective on March 8, 2010 (the “Effective Date”), at which time the Company acquired Adamar and several of the Predecessors’ gaming properties and related assets. Adamar was not a party to the Predecessors’ bankruptcy. Prior to the Effective Date, the Company conducted no business, other than in connection with the reorganization of the Predecessors and the acquisition of Tropicana AC, and had no material assets or liabilities.

As a result of the transactions that were consummated through which the Company acquired the Predecessors, on the Effective Date, Carl C. Icahn, Chairman of the Company’s Board of Directors, became the beneficial owner of approximately 47.5% of the Company’s Common Stock. Since March 8, 2010, Mr. Icahn has increased his beneficial ownership to approximately 83.9% of the Company’s Common Stock. See Note 14—Stockholders’ Equity for further discussion.

TROPICANA ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying financial statements include the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates incorporated in the Company’s financial statements include the estimated useful lives for depreciable and amortizable assets, the estimated allowance for doubtful accounts receivable, the estimated valuation allowance for deferred tax assets, certain tax liabilities, estimated cash flows in assessing the impairment of long-lived assets, intangible assets, Casino Reinvestment Development Authority (the “CRDA”) investments, fair values of acquired assets and liabilities, self-insured liability reserves, customer loyalty program reserves, contingencies, litigation, claims, assessments and loss contingencies. Actual results could differ from these estimates.

Business Combinations

The Company accounts for business combinations in accordance with guidance related to business combinations using the purchase method of accounting for business combinations, which requires that the assets acquired and liabilities assumed be recorded on the date of acquisition at their respective fair value and the identification and recognition of intangible assets separately from goodwill. Additionally, the guidance requires, among other things, the buyer to: (1) expense acquisition-related costs; (2) recognize assets or liabilities assumed arising from contractual contingencies on the acquisition date using acquisition-date fair values; (3) recognize goodwill as the excess of the consideration transferred plus the fair value of any noncontrolling interest over the acquisition-date fair value of net assets acquired; (4) recognize, on the acquisition date, any contingent consideration using acquisition-date fair values (i.e., fair value earn-outs in the initial accounting for the acquisition); and (5) eliminate the recognition of liabilities for restructuring costs expected to be incurred as a result of the business combination. In addition, if the buyer determines that some or all of its previously booked deferred tax valuation allowance is no longer needed as a result of the business combination, the guidance requires that the reduction or elimination of the valuation allowance be accounted as a reduction of income tax expense.

Cash and Cash Equivalents

Cash and cash equivalents include cash, cash on hand in the casino cages, certificates of deposit, money market funds and other highly liquid investments with original maturities of three months or less.

Restricted Cash

Restricted cash consists primarily of cash held in separate bank accounts designated for specific purposes. As of December 31, 2017 and 2016, $7.4 million and $7.0 million, respectively, was restricted to collateralize letters of credit. Also at December 31, 2017 and 2016, $6.6 million and 5.9 million, respectively, was held in a separate bank account to be used for purchases of replacement furniture, fixtures and equipment at the Four Seasons Hotel St. Louis, as required by contract. In addition, at each of December 31, 2017 and 2016, $1.9 million was held as restricted cash as required by gaming regulatory agencies in Nevada, New Jersey and Missouri.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalent accounts maintained in financial institutions and accounts receivable. Bank accounts are insured by the Federal Deposit Insurance Corporation up to $250,000 or with the Securities Investor Protection Corporation up to $500,000. Concentration of credit risk, with respect to casino receivables, is limited through the Company’s credit evaluation process. The Company issues markers to approved casino customers following credit checks and investigations of credit worthiness.

TROPICANA ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Receivables

Receivables consist primarily of casino, hotel and other receivables, net of an allowance for doubtful accounts. Receivables are typically non-interest bearing and are initially recorded at cost. Accounts are written off when management deems the account to be uncollectible. An estimated allowance for doubtful accounts is maintained to reduce the Company’s receivables to their expected realization, which approximates fair value. The allowance is estimated based on specific reviews of customer accounts as well as historical collection experience and current economic and business conditions. Recoveries of accounts previously written off are recorded when received.

Inventories

Inventories consist primarily of food and beverage, retail merchandise and operating supplies and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

The Company also accounts for inventories associated with the sale of Tropicana Aruba’s timeshare intervals, in accordance with Accounting Standards Codification (“ASC”) 978, Real Estate—Time Sharing Activity, as further discussed below.

Property and Equipment

Property and equipment under fresh-start reporting and business combination guidance is stated at fair value as of the Effective Date and acquisition date, respectively. Property and equipment acquired subsequent to the Effective Date and the acquisition date are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets or, for capital leases and leasehold improvements, over the shorter of the asset’s useful life or the term of the lease. Gains or losses on disposals of assets are recognized as incurred. Costs of major improvements are capitalized, while costs of normal repairs and maintenance are expensed as incurred.

The Company must make estimates and assumptions when accounting for capital expenditures. Whether an expenditure is considered a maintenance expense or a capital asset is a matter of judgment. In contrast to normal repair and maintenance costs that are expensed when incurred, items the Company classifies as maintenance capital are expenditures necessary to keep its existing properties at their current levels and are typically replacement items due to the normal wear and tear of its properties and equipment as a result of use and age. The Company’s depreciation expense is highly dependent on the assumptions it makes about its assets’ estimated useful lives. The Company determines the estimated useful lives based on its experience with similar assets, engineering studies and its estimate of the usage of the asset. Whenever events or circumstances occur that change the estimated useful life of an asset, the Company accounts for the change prospectively.

Long-Lived Assets

The Company evaluates its property and equipment and other long-lived assets for impairment in accordance with accounting guidance related to impairment or disposal of long-lived assets. For assets to be held for sale, the Company recognizes the asset to be sold at the lower of carrying value or fair value less costs to sell. Fair value for assets held for sale is generally estimated based on comparable asset sales, solicited offers or a discounted cash flow model. For long-lived assets to be held and used, the Company reviews for impairment whenever indicators of impairment exist. If an indicator of impairment exists, the Company compares the estimated undiscounted future cash flows of the asset to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows are less than the carrying value, then impairment is measured based on estimated fair value compared to carrying value, with fair value typically based on a discounted cash flow model.

TROPICANA ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Goodwill and Intangible Assets

Goodwill represents the excess of purchase price over fair value of assets acquired and liabilities assumed in business combinations or under fresh-start reporting. In accordance with accounting guidance related to goodwill and other intangible assets, the Company tests for impairment of goodwill and indefinite-lived intangible assets at the reporting unit level in the fourth quarter of each year and in certain situations between those annual dates if events occur or circumstances change indicating potential impairment. The Company has the option to begin with a qualitative assessment, commonly referred to as Step 0, to determine whether it is more likely than not that the reporting units fair value is less than its carrying value. This qualitative assessment may include, but is not limited to, reviewing factors such as the general economic environment, industry and market conditions, changes in key assumptions used since the most recently performed valuation and overall financial performance of the reporting units. If the Company determines the reporting units are not at risk of failing the qualitative assessment, no further impairment testing is required.

The Company’s annual impairment testing for goodwill is performed at the reporting unit level and each of our casino properties is considered to be a reporting unit. In the first quarter of 2017, the Company adopted FASB ASU 2017-04, Simplifying the Test for Goodwill Impairment, which eliminates the “Step 2” from annual goodwill impairment testing. By eliminating “Step 2”, the quantitative analysis of goodwill will result in an impairment loss for the amount that the carrying value of a reporting unit, including goodwill, exceeds its fair value, limited to the total amount of goodwill allocated to the tested reporting unit. The fair value of each reporting unit is estimated using the expected present value of future cash flows along with indications provided by the current valuation multiples of comparable publicly traded companies. If the fair value of the reporting unit exceeds its carrying amount, then goodwill of the reporting unit is not considered impaired.

The Company’s indefinite-lived intangible assets, which include its “Tropicana” trade name and certain gaming licenses, are not subject to amortization but are tested for impairment annually. A qualitative assessment of indefinite-lived assets may be performed to determine whether it is necessary to perform the quantitative impairment test. The quantitative annual impairment test for indefinite-lived intangible assets, if applicable, consists of a comparison of the fair value of the intangible asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The fair value of the trade name is estimated using the relief from royalty method, a form of both the income approach and the market approach, which is a function of prospective revenue, the royalty rate that would hypothetically be charged by a licensor of an asset to an unrelated licensee, and a discount rate. The fair value of the Company’s indefinite-lived gaming licenses are estimated using the Greenfield method of the discounted cash flow approach which is the function of the cost to build a new casino operation, the build out period, projected cash flows attributed to the casino once operational, and a discount rate.

The Company’s definite-lived intangible assets include customer lists, other intellectual property and favorable lease arrangements. Intangible assets with a definite life are amortized over their useful life, which is the period over which the asset is expected to contribute directly or indirectly to future cash flows. Management periodically assesses the amortization period of intangible assets with definite lives based upon estimated future cash flows from related operations.

The Company believes its prospective cash flow assumptions are reasonable. However, future cash flow estimates are, by their nature, subjective and actual results may differ materially from the Company’s estimates. If ongoing estimates of future cash flows are not met, impairment charges may be recorded in future accounting periods. Estimates of cash flows are based on the current regulatory, political and economic climates, recent operating information and budgets of the various properties where the Company conducts operations. These estimates could be negatively impacted by changes in federal, state or local regulations, economic downturns, or other events affecting various forms of travel and access to the Company’s properties.

CRDA Investments

The New Jersey Casino Reinvestment Development Authority (“CRDA”) deposits made by Tropicana AC are carried at fair value. The CRDA deposits are recorded at fair value and are used to purchase CRDA bonds that carry below market interest rates unless an alternative investment is approved. An allowance is established, unless there is an agreement with the

TROPICANA ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CRDA for a return of the deposit at full face value, by a charge to the statement of operations as part of general and administrative expense. If the CRDA deposits are used to purchase CRDA bonds, the allowance is transferred to the bonds as a discount, which is amortized to interest income using the interest method. If the CRDA deposits are used to make other investments, the allowance is transferred to those investments. The CRDA bonds are classified as held-to-maturity securities and are carried at amortized cost less any adjustments for other than temporary impairments. See Note 8—Investments for further information regarding the CRDA.

Debt Issuance Costs

Debt issuance costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense over the expected terms of the related debt agreements using the effective interest method.

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, requiring entities to present debt issuance costs related to a recognized debt liability as a direct deduction from the carrying amount of the debt liability. This guidance is similar to existing presentation requirements for debt discounts and aligns with the presentation of debt issuance costs under International Financial Reporting Standards (“IFRS”). The guidance does not affect entities’ recognition and measurement of debt issuance costs. Previously, entities were required to present debt issuance costs as deferred charges in the asset section of the statement of financial position. The guidance was effective for all entities in fiscal years beginning after December 15, 2015 and required retrospective adoption.

The Company adopted this ASU during the three months ended March 31, 2016. The Company reclassified debt issuance costs from other assets, net to a reduction in long-term debt, net on the accompanying consolidated balance sheets. As of December 31, 2017 and 2016, the amount of debt issuance costs included as a reduction to long-term debt totaled $1.0 million and $2.6 million, respectively.

Self-Insurance Reserves

The Company is self-insured up to certain stop loss amounts for employee health coverage, workers’ compensation and general liability claims. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of estimates for claims incurred but not yet reported as estimated by management with the assistance of a third party claims administrator. In estimating these accruals, historical loss experience is considered and judgments are made about the expected levels of costs per claim. The Company believes its estimates of future liability are reasonable based upon its methodology; however, changes in health care costs, accident frequency and severity and other factors could materially affect the estimates for these liabilities. The Company continually monitors changes in claim type and incident and evaluates the insurance accrual, making necessary adjustments based on the evaluation of these qualitative data points. The Company had total self-insurance accruals of $10.5 million and $10.0 million reflected in its balance sheet for the years ended December 31, 2017 and 2016, respectively.

Fair Value of Financial Instruments

As defined under GAAP, fair value is the price that would be received to sell an asset or paid to transfer a liability between market participants in the principal market or in the most advantageous market when no principal market exists. Adjustments to transaction prices or quoted market prices may be required in illiquid or disorderly markets in order to estimate fair value. Considerable judgment may be required in interpreting market data used to develop the estimates of fair value. Accordingly, estimates of fair value presented herein are not necessarily indicative of the amounts that could be realized in a current or future market exchange. See Note 3—Fair Value for further detail related to the fair value of financial instruments.

Revenue Recognition

The Company’s revenue contracts with customers consist primarily of gaming wagers, hotel room sales, food and beverage transactions, and sales of other retail goods and services. Casino revenue represents the difference between wins and losses from gaming activities. The Company applies a practical expedient by accounting for gaming contracts on a portfolio basis,

TROPICANA ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

rather than as individual contracts, as gaming wagers have similar characteristics and the Company reasonably expects the effects on the financial statements will not differ materially from that which would result if applying the revenue recognition standard to each individual wagering transaction. Room, food and beverage and other operating revenues are recognized at the time the goods or services are provided, and are recorded net of any sales, use and other applicable taxes that are collected by the Company at the point of sale.

The Company’s gaming wager contracts involve multiple performance obligations for those customers who participate in the Company’s loyalty programs (the “Programs”). Under the Programs, customers earn points from their gaming wager activities, which may be redeemed, subject to certain limitations and the terms of the programs, for free slot play, cash, food, beverages, rooms or merchandise. For purposes of allocating the transaction price in a wagering transaction between the gaming performance obligation and the obligation associated with the loyalty points earned, the Company determines the stand-alone selling price of the loyalty points earned, which is the retail value of the free slot play, services or merchandise for which points can be redeemed. Since the stand-alone selling price for wagers is highly variable and no set established price can be determined for such wagers, the amount of revenue allocated to the gaming wager is determined using the residual approach, after determining the value of the loyalty points. The gaming revenue is recognized when the wagers occur; the loyalty point liability amount is deferred and recognized as revenue when the customer redeems their points, at the retail value of rooms, food and beverage or other goods and services. See “Adoption of New Accounting Standards” below, for discussion of the impact of the adoption of ASC Topic 606 as of January 1, 2018 and Note 18—Segment Information, for disaggregation of revenue detail for our reportable segments.

Timeshare Sales

The Company accounts for sales of timeshare intervals at the Tropicana Aruba in accordance with ASC 978, Real Estate—Time Sharing Activity. Sales of timeshare intervals, the majority of which are sold under a credit arrangement, are recorded net of an estimated allowance for bad debt. Costs associated with the timeshare units, including building and renovation costs, furniture, fixtures and equipment, and other costs directly attributable to the timeshare units are recorded as timeshare inventory. In addition, incremental revenue over related costs generated from the daily rental of the designated timeshare units is recorded as a reduction of the timeshare inventory, as opposed to hotel revenue. A cost of sales is calculated using the total timeshare inventory as a percentage of the potential total timeshare interval sales, and a portion of the inventory is recorded as cost of sales expense as each timeshare interval is sold.

Customer Contract Liabilities

The Company provides numerous goods and services to its customers. There is often a timing difference between payments by customers and recognition of revenue for each of the related performance obligations. The Company’s primary types of liabilities associated with contracts with customers are (1) loyalty program liabilities, (2) outstanding chip and slot voucher liability and (3) customer deposits and other deferred revenue for gaming and non-gaming products and services to be provided in the future. The loyalty program liabilities represent a deferral of casino revenue until the customer redeems the incentives earned, and are typically expected to be redeemed and recognized within one year or sooner of being earned. The Program liabilities are recorded net of an estimated “breakage” factor, which assumes that some points will expire without being redeemed; the breakage is estimated based on historical redemption rates at each Tropicana property, as redemption and expiration periods of Program incentives vary at each property. Outstanding chip and slot voucher liabilities represents amounts owed to customers for gaming chips and slot tickets in their possession, which are expected to be recognized as revenue or redeemed within one year. Customer deposits and other deferred revenue includes cash deposits made by customers for future services to be provided by the Company, including deposits for services such as gaming and internet gaming activities, timeshare sales and maintenance fees and hotel room stays, which are expected to be recognized as revenue or refunded to the customer within one year of the date the deposit was recorded. In the case of a hotel contract involving multiple days, the transaction price is recognized as revenue over the days based on the contract rate for each night’s stay.

TROPICANA ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes the liabilities related to contracts with customers (in thousands):

	Loyalty Program Liabilities		Outstanding Chip and Voucher Liabilities		Customer Deposits and Other Deferred Revenue
	2017	2016	2017	2016	2017	2016
Balances at January 1	$9,234	$9,128	$4,689	$4,523	$4,358	$4,286
Balances at December 31	7,947	9,234	4,718	4,689	5,019	4,358

Increase (decrease), net	$(1,287)	$106	$29	$166	$661	$72

Gaming Taxes

The Company is subject to taxes based on gross gaming revenues, the number of gaming devices and/or the number of admissions in the jurisdictions in which the Company operates, subject to applicable jurisdictional adjustments. These gaming taxes are recognized in casino operating costs and expenses in the accompanying consolidated statements of income. Gaming taxes included in continuing operations totaled $125.9 million, $116.8 million and $112.9 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Advertising

The Company expenses advertising costs as incurred or the first time the advertising takes place. Advertising expense, included in continuing operations, which is generally recognized in marketing, advertising and promotions in the accompanying consolidated statements of income, was $19.0 million, $21.0 million and $17.6 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that included the enactment date. Future tax benefits are recognized to the extent that realization of those benefits is considered more likely than not, and a valuation allowance is established for deferred tax assets which do not meet this threshold.

Adoption of New Accounting Pronouncements

In July 2015, the FASB issued ASU No. 2015-11, Simplifying the Measurement of Inventory, which amended FASB ASU Topic 330, Inventory. This ASU requires entities to measure inventory at the lower of cost or net realizable value and eliminates the option for measuring inventory at market value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonable predictable costs of completion, disposal and transportation. This ASU became effective with our interim period beginning January 1, 2017. The adoption of this guidance was applied prospectively, and did not have any impact on our consolidated financial position, results of operations, cash flows and disclosures.

In January 2017, the FASB issued ASU No. 2017-01, Clarifying the Definition of a Business, which amends FASB ASC Topic 805, Business Combinations. This ASU provides guidance on what constitutes a business for purposes of applying FASB Topic 805, and is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. We elected to early adopt this guidance in the first quarter of 2017. We did not have any transactions affected by this guidance and therefore, the adoption of this guidance did not have an impact on our consolidated financial position, results of operations, cash flows and disclosures.

In January 2017, the FASB issued ASU No. 2017-04, Simplifying the Test for Goodwill Impairment, which amends FASB ASC Topic 350, Intangibles—Goodwill and Other. This ASU simplifies the annual goodwill impairment testing by eliminating “Step 2” from the test, which, prior to the adoption of this ASU, requires comparing the implied fair value of goodwill with its carrying value. By eliminating “Step 2” from the goodwill impairment test, the quantitative analysis of goodwill will result in

TROPICANA ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

an impairment loss for the amount that the carrying value of a reporting unit, including goodwill, exceeds its fair value, limited to the total amount of goodwill allocated to the tested reporting unit. While this ASU reduces the complexity of goodwill impairment tests, it may result in significant differences in the recognition of goodwill impairment. For example, should the reporting unit fail “Step 1” of the impairment test but pass the current “Step 2” impairment test, the Company may have more impairments of goodwill under the new guidance. This ASU is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years, with early adoption permitted for interim and annual goodwill impairment tests performed on testing dates on or after January 1, 2017. The Company elected to early adopt this ASU for our annual goodwill tests to be performed on testing dates beginning in 2017. The adoption of this guidance had no impact on our consolidated financial position, results of operations, cash flows and disclosures.

In May 2014, the FASB issued ASC Topic 606 (“ASC 606”), Revenue from Contracts with Customers, which supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition. This standard provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for the goods or services provided to the customer. ASC 606 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.

The Company adopted this standard on January 1, 2018, using the full retrospective method, which required the restatement of prior period results reported. The adoption of this standard principally affects the presentation of rewards earned and redeemed by our customers under our loyalty programs. Under the new standard, incentives earned by our customers as a result of their gaming activity under our loyalty programs creates a separate performance obligation, which requires the deferral of a portion of the gaming revenue for the value of that obligation. When the customer redeems the incentives and the performance obligation is fulfilled, the deferred revenue is recognized in the venue that provides the goods or services (for example, hotel, food, beverage, or other) at the retail value of the goods or services provided. Before the adoption of this standard, loyalty program redemptions were recorded as complimentary revenues within the venue of redemption, with a corresponding deduction through promotional allowances. As a result of the adoption of this standard, the deduction for promotional allowances is eliminated.

The standard also requires the deferred revenue obligation to be measured at the expected retail value of the benefits owed to the customer, adjusted for expected redemptions (“breakage”) by customers; previously, the liability for loyalty program incentives was measured at the anticipated cost of the benefits to be provided, adjusted for expected breakage. As a result of the adoption of this standard, the deferred revenue obligation for incentives earned but not yet redeemed by our customers increased by approximately $3 million.

In addition, the adoption of this standard requires certain adjustments and other reclassifications within revenue and expense categories on our statement of income, which did not impact our previously reported operating income or net income.

The tables below provide a reconciliation of results as previously reported and the resulting impacts from the adoption of ASC 606 and ASU No. 2016-18, Restricted Cash, which is described below (in thousands except per share data):

Consolidated Balance Sheet

	Balance at December 31, 2017
	As Previously Reported	Adoption of ASC 606	As Adjusted
Deferred tax assets, net	$57,693	$620	$58,313
Total assets	1,199,482	620	1,200,102
Accrued expenses and other current liabilities	91,694	2,761	94,455
Total liabilities	282,130	2,761	284,891
Retained earnings	395,561	(2,141)	393,420
Total shareholders’ equity	917,352	(2,141)	915,211
Total liabilities and shareholders’ equity	$1,199,482	$620	$1,200,102

TROPICANA ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Consolidated Balance Sheet

	Balance at December 31, 2016
	As Previously Reported	Adoption of ASC 606	As Adjusted
Deferred tax assets, net	$122,956	$1,211	$124,167
Total assets	1,325,035	1,211	1,326,246
Accrued expenses and other current liabilities	86,155	3,330	89,485
Total liabilities	421,530	3,330	424,860
Retained earnings	345,714	(2,119)	343,595
Total shareholders’ equity	903,505	(2,119)	901,386
Total liabilities and shareholders’ equity	$1,325,035	$1,211	$1,326,246

Consolidated Statements of Income

	Year ended December 31, 2017
	As Previously Reported	Adoption of ASC 606	As Adjusted
Casino revenue	$713,712	$(142,476)	$571,236
Rooms, food, beverage and other revenue	280,218	40,818	321,036
Promotional allowances	(95,740)	95,740	—
Net revenue	898,190	(5,918)	892,272
Operating costs and expenses	760,722	(6,487)	754,235
Operating income	137,468	569	138,037
Income before taxes	140,853	569	141,422
Income tax expense	(91,006)	(591)	(91,597)
Net income	$49,847	$(22)	$49,825
Income per common share	$2.05	$—	$2.05

Consolidated Statements of Income

	Year ended December 31, 2016
	As Previously Reported	Adoption of ASC 606	As Adjusted
Casino revenue	$666,047	$(128,818)	$537,229
Rooms, food, beverage and other revenue	271,150	32,741	303,891
Promotional allowances	(90,045)	90,045	—
Net revenue	847,152	(6,032)	841,120
Operating costs and expenses	771,106	(6,035)	765,071
Operating income	76,046	3	76,049
Income before taxes	67,194	3	67,197
Income tax expense	(23,650)	3	(23,647)
Net income	$43,544	$6	$43,550
Income per common share	$1.68	$—	$1.68

TROPICANA ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Consolidated Statements of Income

	Year ended December 31, 2015
	As Previously Reported	Adoption of ASC 606	As Adjusted
Casino revenue	$640,793	$(123,576)	$517,217
Rooms, food, beverage and other revenue	258,190	30,247	288,437
Promotional allowances	(87,506)	87,506	—
Net revenue	811,477	(5,823)	805,654
Operating costs and expenses	735,253	(5,823)	729,430
Operating income	76,224	—	76,224
Income before taxes	64,492	—	64,492
Income tax expense	(27,092)	—	(27,092)
Net income	$37,400	$—	$37,400
Income per common share	$1.42	$—	$1.42

Consolidated Statement of Cash Flows

	Year ended December 31, 2017
	As Previously Reported	Adoption of ASC 606	Adoption of ASU No. 2016-18	As Adjusted
Net income	$49,847	$(22)	$—	$49,825
Restricted cash funded—operating activities	40	—	(40)	—
Deferred income tax	65,982	591	—	66,573
Accounts payable, accrued expenses and other liabilities	4,993	(569)	—	4,424
Net cash provided by operating activities	168,906	—	(40)	168,866
Restricted cash funded—investing activities	(759)	—	759	—
Net cash used in investing activities	(116,845)	—	759	(116,086)
Restricted cash funded—financing activities	(357)	—	357	—
Net cash used in financing activities	(188,607)	—	357	(188,250)
Net increase (decrease) in cash	(136,546)	—	1,076	(135,470)
Cash, cash equivalents and restricted cash, beginning of period	239,615	—	14,842	254,457
Cash, cash equivalents and restricted cash, end of period	$103,069	$—	$15,918	$118,987

Consolidated Statement of Cash Flows

	Year ended December 31, 2016
	As Previously Reported	Adoption of ASC 606	Adoption of ASU No. 2016-18	As Adjusted
Net income	$43,544	$6	$—	$43,550
Restricted cash funded—operating activities	(1,512)	—	1,512	—
Deferred income tax	21,506	(3)	—	21,503
Accounts payable, accrued expenses and other liabilities	10,230	(3)	—	10,227
Net cash provided by operating activities	133,732	—	1,512	135,244
Restricted cash funded—investing activities	(5,897)	—	5,897	—
Net cash used in investing activities	(72,198)	—	5,897	(66,301)
Restricted cash funded—financing activities	7,022	—	(7,022)	—
Net cash used in financing activities	(38,809)	—	(7,022)	(45,831)
Net increase (decrease) in cash	22,725	—	387	23,112
Cash, cash equivalents and restricted cash, beginning of period	216,890	—	14,455	231,345
Cash, cash equivalents and restricted cash, end of period	$239,615	$—	$14,842	$254,457

TROPICANA ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Consolidated Statement of Cash Flows

	Year ended December 31, 2015
	As Previously Reported	Adoption of ASC 606	Adoption of ASU No. 2016-18	As Adjusted
Net income	$37,400	$—	$—	$37,400
Restricted cash funded—operating activities	(105)	—	105	—
Net cash provided by operating activities	103,605	—	105	103,710
Net cash used in investing activities	(80,840)	—	—	(80,840)
Restricted cash funded—financing activities	1,695	—	(1,695)	—
Net cash used in financing activities	(1,305)	—	(1,695)	(3,000)
Net increase (decrease) in cash	21,460	—	(1,590)	19,870
Cash, cash equivalents and restricted cash, beginning of period	195,430	—	16,045	211,475
Cash, cash equivalents and restricted cash, end of period	$216,890	$—	$14,455	$231,345

In November 2016, the FASB issued ASU No. 2016-18, Restricted Cash, which amends FASB ASC Topic 230, Statement of Cash Flows. This ASU requires that the statement of cash flows explain the change during the period of total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. This ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU No. 2016-18 on January 1, 2018. The adoption of this standard resulted in a restatement of our statement of cash flows for the prior year, to show the change in total cash, including amounts included as restricted cash, and to include restricted cash in the beginning and ending period cash balances

Recently Issued Accounting Standards

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which supersedes FASB ASC Topic 840, Leases. This ASU requires the recognition of right-of-use assets and lease liabilities, measured at the present value of the future minimum lease payments, by lessees for those leases classified as operating leases under previous guidance. In addition, among other changes to the accounting for leases, this ASU retains the distinction between finance leases and operating leases. The classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous guidance. This ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The amendments in this ASU should be applied using a modified retrospective approach. Early application is permitted. The Company is currently evaluating the impact of this guidance, and is currently unable to reasonably estimate the impact of this guidance on the Company’s consolidated financial statements and related footnote disclosures.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments, which amends FASB ASC Topic 230, Statement of Cash Flows. This ASU seeks to reduce the diversity currently in practice by providing guidance on the presentation of eight specific cash flow issues in the statement of cash flows. This ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. We are currently evaluating the impact of this guidance, if any, on our consolidated statement of cash flows.

In October 2016, the FASB issued ASU No. 2016-16, Intra-Entity Transfers of Assets Other Than Inventory, which amends FASB ASC Topic 740, Income Taxes. This ASU requires the recognition of income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. Current U.S. GAAP prohibits the recognition of current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to an outside party. This ASU is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact of adopting this guidance, if any, on our consolidated financial position, results of operations, cash flows and disclosures.

A variety of proposed or otherwise potential accounting standards are currently under consideration by standard-setting organizations and certain regulatory agencies. Because of the tentative and preliminary nature of such proposed standards, we have not yet determined the effect, if any, that the implementation of such proposed standards would have on our consolidated financial statements.

TROPICANA ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—FAIR VALUE MEASUREMENTS AND FINANCIAL INSTRUMENTS

The carrying values of the Company’s cash and cash equivalents, restricted cash, receivables and accounts payable approximate fair value because of the short term maturities of these instruments. A financial asset or liability classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The three levels are as follows:

•	Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•

Level 2—Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

•

Level 3—Unobservable inputs reflect the Company’s judgments about the assumptions market participants would use in pricing the asset or liability since limited market data exists. The Company develops these inputs based on the best information available, including its own data.

The following table presents a summary of fair value measurements by level for certain assets measured at fair value on a recurring basis included in the accompanying consolidated balance sheets at December 31, 2017 and 2016 (in thousands):

	Input Levels for Fair Value Measurements
	Level 1	Level 2	Level 3	Total
December 31, 2017
Assets:
CRDA deposits, net	$—	$—	$587	$587
December 31, 2016
Assets:
CRDA deposits, net	$—	$—	$1,202	$1,202

Funds on deposit with the CRDA are held in interest bearing accounts by the CRDA. Interest is earned at the stated rate that approximates two-thirds of the current market rate for similar assets. The Company records charges to expense to reflect the lower return on investment and records the deposit at fair value. As of December 31, 2017 and 2016, the remainder of funds on deposit with the CRDA which are not attributable to the amended CRDA grant agreement, as discussed further in Note 8—Investments, are classified in the fair value hierarchy as Level 3, and estimated using valuation allowances calculated based on market rates for similar assets and other information received from the CRDA.

The following table summarizes the changes in fair value of the Company’s Level 3 CRDA deposits (in thousands):

	Year Ended December 31,
	2017	2016
Balance at January 1	$1,202	$16,405
Realized or unrealized losses	(1,125)	(5,826)
Additional CRDA deposits	1,310	2,540
CRDA Project Funds received	—	(3,035)
Purchases of CRDA investments	(800)	(3,052)
CRDA deposits attributable to amended CRDA grant agreement, net	—	(5,830)

Balance at December 31	$587	$1,202

TROPICANA ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Losses are recognized in general and administrative expense included in the accompanying consolidated statements of income. There were no transfers between fair value levels for 2017 or 2016.

Long-term Debt

The Company’s long-term debt is carried at amortized cost in the accompanying consolidated balance sheets. The fair value of the Company’s long-term debt has been estimated based upon quoted market prices for similar issues. The estimated fair value of long-term debt as of December 31, 2017 and 2016 is approximately $139.4 million and $292.1 million, respectively.

CRDA Bonds

The Company’s CRDA bonds are classified as held-to-maturity since the Company has the ability and intent to hold these bonds to maturity; under the CRDA, the Company is not permitted to do otherwise. The CRDA Bonds are initially recorded at a discount to approximate fair value. After the initial determination of fair value, the Company will analyze the CRDA bonds quarterly for recoverability based on management’s historical collection experience and other information received from the CRDA. If indications exist that the CRDA bond is impaired, additional valuation allowances will be recorded. The CRDA bonds carrying value at December 31, 2017 and 2016, net of the unamortized discount and valuation allowance, was $6.5 million and $10.1 million, respectively, which approximates fair value. See Note 8—Investments for more detail related to the CRDA bonds.

NOTE 4—RECEIVABLES

Receivables consist of the following (in thousands):

	December 31,
	2017	2016
Casino	$11,803	$10,630
Hotel	6,287	6,918
Income tax receivable	9,414	7,133
Other	18,429	14,894

	45,933	39,575
Allowance for doubtful accounts	(8,461)	(7,578)

Receivables, net	$37,472	$31,997

During the years ended December 31, 2017, 2016 and 2015, the Company recognized bad debt expense of $1.2 million, $1.5 million and $1.3 million, respectively, and had write-offs, net of recoveries, related to uncollectable account receivables of $1.5 million, $4.7 million and $1.8 million, respectively, the majority of which was related to Tropicana AC.

NOTE 5—PROPERTY AND EQUIPMENT

Property and equipment consist of the following (in thousands):

	Estimated life (years)	December 31,
		2017	2016
Land	—	$118,271	$116,597
Buildings and improvements	10 - 40	711,339	631,741
Furniture, fixtures and equipment	3 - 7	310,890	260,430
Riverboats and barges	5 - 15	12,764	18,145
Construction in progress	—	16,435	34,398

		1,169,699	1,061,311
Accumulated depreciation		(359,011)	(297,029)

Property and equipment, net		$810,688	$764,282

TROPICANA ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Depreciation expense for property and equipment totaled $73.2 million, $67.4 million and $63.0 million for the years ended December 31, 2017, 2016 and 2015, respectively. Interest capitalized during the construction of certain new assets for the years ended December 31, 2017, 2016 and 2015 was $0.8 million, $0.3 million and $0.7 million, respectively.

NOTE 6—GOODWILL AND INTANGIBLE ASSETS

Goodwill and other indefinite-life intangible assets are subject to an annual assessment for impairment during the fourth quarter, or more frequently if there are indications of possible impairment, by applying a fair-value-based test.

Goodwill

Changes in the carrying amount of Goodwill by segment are as follows (in thousands):

	December 31, 2017			December 31, 2016
	Gross Carrying Amount	Accumulated Impairment	Net Carrying Value	Gross Carrying Amount	Accumulated Impairment	Net Carrying Value
Central	$14,224	$—	$14,224	$14,224	$—	$14,224
South	1,731	(1,731)	—	1,731	(1,731)	—
Corporate and other	10,704	(9,071)	1,633	10,704	(9,071)	1,633

Total	$26,659	$(10,802)	$15,857	$26,659	$(10,802)	$15,857

Intangible Assets

Intangible assets consist of the following (in thousands):

	Estimated life (years)	December 31,
		2017	2016
Trade name	Indefinite	$25,500	$25,500
Gaming licenses	Indefinite	37,387	37,387
Customer lists	3	7,660	160
Favorable lease	5 - 42	13,260	13,260
Intellectual property, other	1	550	—

Total intangible assets		84,357	76,307
Less accumulated amortization:
Customer lists		(2,035)	(146)
Favorable lease		(2,620)	(2,270)
Intellectual property, other		(412)	—

Total accumulated amortization		(5,067)	(2,416)

Intangible assets, net		$79,290	$73,891

Upon the adoption of fresh-start reporting, the Company recognized an indefinite life trade name related to the “Tropicana” trade name and indefinite life gaming licenses related to entities that are located in gaming jurisdictions where competition is limited to a specified number of licensed gaming operators. At December 31, 2017 and 2016 the indefinite life gaming licenses consists of $28.7 million and $8.7 million related to Tropicana Evansville and Lumière Place, respectively.

Customer lists represent the value associated with customers enrolled in our customer loyalty programs and are amortized on a straight-line basis over three years. On March 31, 2017, concurrently with the sale of the Taj Mahal (see Note 12—Related Party Transactions), the Company purchased the Taj Mahal customer database and certain other intellectual property for an aggregate purchase price of $8.05 million. The Company estimated the value of the customer database to be $7.5 million, which is being amortized over a period of three years commencing April 1, 2017. The remainder of the purchase price, estimated to represent the fair value of the intellectual property, is being amortized on a straight line basis over one year, commencing April 1, 2017. Total amortization expense related to customer lists and intellectual property, which is included in depreciation and amortization expense, for the year ended December 31, 2017 was $2.3 million, and for each of the years ended December 31, 2016 and 2015 was less than $0.1 million. Estimated annual amortization related to customer lists and intellectual property is anticipated to be $2.6 million in 2018, $2.5 million in 2019 and $0.6 million in 2020.

TROPICANA ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Favorable lease arrangements were valued upon adoption of fresh-start reporting and are being amortized to rental expense on a straight-line basis over the remaining useful life of the respective leased facility. In connection with the Tropicana AC acquisition, the Company also recognized intangible assets relating to favorable lease arrangements which are being amortized to tenant income on a straight-line basis over the terms of the various leases. Additionally, in connection with the acquisition of Tropicana Aruba, the Company recognized intangible assets relating to a favorable land lease arrangement which is amortized to rental expense on a straight-line basis over the remaining term of the land lease. Amortization expense related to favorable lease arrangements, which is amortized to rental expense or tenant income, as applicable, for the years ended December 31, 2017, 2016 and 2015, was $0.4 million, $0.4 million and $0.6 million, respectively. Estimated annual amortization related to the Company’s favorable lease arrangements is anticipated to be $0.4 million in each of the years ending December 31, 2018, 2019, 2020, 2021 and 2022.

Impairment of Intangible Assets

Annually management reviews the Tropicana AC tenant leases associated with the favorable lease arrangements for impairment. In the first quarter of 2015, management determined that there was an impairment of $26,000, net of accumulated amortization, due to a tenant lease being terminated early. The remaining balance will continue to be amortized over the remaining useful life.

NOTE 7—IMPAIRMENT CHARGES, OTHER WRITE-DOWNS AND RECOVERIES

Impairment charges and other write-downs included in continuing operations consist of the following (in thousands):

	Year ended December 31,
	2017	2016	2015
Impairment of intangible assets	$—	$—	$26
Loss on disposal of assets	1,092	805	880
Gain on insurance recoveries	(4,971)	(1,016)	—

Total impairment charges, other write-downs and recoveries	$(3,879)	$(211)	$906

HoteLumière Insurance Recovery

In 2016, we filed a property damage and business interruption claim with our insurance carrier related to our HoteLumière room renovation project that commenced in July. In December 2016 we received insurance proceeds of $1.0 million as a partial payment toward the property damage claim, which was recorded as a gain in 2016. In April 2017, we received the balance of the property damage claim totaling $1.3 million. In December 2017, we received $3.6 million for payment of our business interruption claim.

NOTE 8—INVESTMENTS

CRDA

The New Jersey Casino Control Act provides, among other things, for an assessment of licensees equal to 1.25% of gross gaming revenues and 2.5% of Internet gaming gross revenues in lieu of an investment alternative tax equal to 2.5% of gross gaming revenues and 5.0% on Internet gaming gross revenues. The Company may satisfy this investment obligation by investing in qualified eligible direct investments, by making qualified contributions or by depositing funds with the CRDA. Funds deposited with the CRDA may be used to purchase bonds designated by the CRDA or, under certain circumstances, may be donated to the CRDA in exchange for credits against future CRDA investment obligations. According to the Casino Control Act, funds on deposit with the CRDA are invested by the CRDA and the resulting income is shared two-thirds to the casino licensee and one-third to the CRDA. Further, the Casino Control Act requires that CRDA bonds be issued at statutory rates established at two-thirds of market value.

TROPICANA ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CRDA Investments consist of the following (in thousands):

	December 31,
	2017	2016
CRDA investment in bonds	$19,211	$18,592
Less unamortized discount	(8,089)	(4,348)
Less valuation allowance	(4,616)	(4,115)
CRDA deposits	1,331	17,351
Less valuation allowance	(584)	(10,319)
CRDA direct investments	1,578	2,158
Less valuation allowance	(1,578)	(2,158)

Total CRDA investments	$7,253	$17,161

The CRDA bonds have various contractual maturities that range up to 40 years. Actual maturities may differ from contractual maturities because of prepayment rights. The Company treats CRDA bonds as held-to-maturity since the Company has the ability and the intent to hold these bonds to maturity and under the CRDA, the Company is not permitted to do otherwise. As such, the CRDA bonds are initially recorded at a discount in order to approximate fair value.

After the initial determination of fair value, the Company analyzes the CRDA bonds for recoverability on a quarterly basis based on management’s historical collection experience and other information received from the CRDA. If indications exist that the CRDA bond is not fully recoverable, additional valuation allowances are recorded.

Funds on deposit with the CRDA are held in an interest bearing account by the CRDA. Interest is earned at the stated rate that approximates two-thirds of the current market rate for similar assets. The Company records charges to expense to reflect the lower return on investment and records the deposit at fair value on the date the deposit obligation arises. During the years ended December 31, 2017, 2016 and 2015, the Company recorded a charge of $3.5 million, a charge of $1.2 million and a reduction of $2.0 million, respectively, to general and administrative expenses on the accompanying consolidated statements of income, representing the changes in these investment reserves.

As a result of the NJ PILOT Law, which was enacted in May 2016 (see further discussion in Note 13, Commitments and Contingencies, NJ PILOT Law), the portion of investment alternative tax payments made by casino operators which are deposited with the CRDA and which have not been pledged for the payment of bonds issued by the CRDA will be allocated to the State of New Jersey for purposes of paying debt service on bonds previously issued by Atlantic City. That portion of the deposits which will be allocated to the State of New Jersey are no longer recorded as an investment with a corresponding allowance, but are charged directly to general and administrative expenses. During the years ended December 31, 2017 and 2016, the Company recorded a charge of $3.8 million and $2.1 million, respectively, to general and administrative expenses on the accompanying consolidated statements of income, representing that portion of investment alternative tax payments that is allocated to the State of New Jersey under the NJ PILOT Law and have no future value to the Company.

In 2014, the Company was approved to use up to $18.8 million of CRDA deposits (“Approved CRDA Project Funds”) for certain capital expenditures relating to Tropicana AC. In April 2016, the CRDA approved an application by the Company to increase the scope of the approved Tropicana AC project to include additional project elements and amend the CRDA grant agreement related to the Tropicana AC project to permit (i) an $8 million increase in the CRDA fund reservation and corresponding increase in the Approved CRDA Project Funds from $18.8 million to $26.8 million, and (ii) a rescheduled substantial completion date for the Tropicana AC project to not later than June 30, 2017. In exchange for the approval, the Company agreed to donate the balance of its CRDA deposits in the amount of approximately $7.1 million to the CRDA pursuant to NJSA 5:12-177. The Company recorded $5.4 million of expense during the second quarter of 2016 to fully reserve the funds donated to the CRDA per this agreement. The project was completed by June 30, 2017.

Through December 31, 2017, Tropicana AC had received a total of $18.2 million of reimbursements of Approved CRDA Project Funds under the program described above. The remainder of the Approved CRDA Project Funds is retained by the CRDA as an administrative charge.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Ruby Seven Studios, Inc.

In March 2015, the Company, through its wholly-owned subsidiary, TropWorld Games LLC (“TWG”) entered into an agreement with Ruby Seven Studios, Inc. (“Ruby Seven”) to develop an online social gaming site. In accordance with that agreement, in July 2015, TEI R7, a wholly-owned subsidiary of the Company, exercised an option to acquire 1,827,932 shares of Ruby Seven’s Series A-1 Preferred Stock for $1.5 million, representing approximately 13.7% of the equity ownership of Ruby Seven. The investment in Ruby Seven was recorded at cost.

Ruby Seven entered into a merger agreement with a third party pursuant to which Ruby Seven merged into the third party in a transaction that closed in February 2016. TEI R7 approved the agreement. As a result of the merger transaction, all of Ruby Seven’s outstanding shares (including the shares held by TEI R7) were canceled and the Ruby Seven shareholders received merger consideration in exchange for their shares. At closing, TEI R7 received cash in the approximate amount of $0.8 million, plus an earn-out consideration over three years following the closing, with a minimum earn-out of approximately $0.7 million, which is included in long-term assets on the accompanying consolidated balance sheets as of December 31, 2017 and 2016.

NOTE 9—LONG TERM PREPAID RENT AND OTHER ASSETS

Other assets consist of the following (in thousands):

	December 31,
	2017	2016
Tropicana Evansville prepaid rent	$22,618	$13,326
Deposits	2,173	3,312
Timeshare inventory	3,656	3,684
Other	5,455	4,586

Long term prepaid rent and other assets	$33,902	$24,908

NOTE 10—ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following (in thousands):

	December 31,
	2017	2016
Accrued payroll and benefits	$44,644	$39,908
Accrued gaming and related	17,391	19,054
Accrued taxes	13,366	13,495
Other accrued expenses and current liabilities	19,054	17,028

Total accrued expenses and other current liabilities	$94,455	$89,485

NOTE 11—DEBT

Debt consists of the following (in thousands):

	December 31,
	2017	2016
Term Loan Facility, due 2020, interest at 4.6% and 4.0% annually at December 31, 2017 and 2016, respectively, net of unamortized discount of $0.3 million and $0.8 million at December 31, 2017 and 2016, respectively, and debt issuance costs of $1.0 million and $2.6 million at December 31, 2017 and 2016, respectively	$136,721	$286,825
Less current portion of debt	—	(3,000)

Total long-term debt, net	$136,721	$283,825

TROPICANA ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Credit Facilities

On November 27, 2013, the Company entered into (i) a senior secured first lien term loan facility in an aggregate principal amount of $300 million, issued at a discount of 0.5% (the “Term Loan Facility”) and (ii) a senior secured first lien revolving credit facility in an aggregate principal amount of $15 million (the “Revolving Facility” and, together with the Term Loan Facility, the “Credit Facilities”). Commencing on December 31, 2013, the Term Loan Facility is amortized in equal quarterly installments in an amount of $750,000, with any remaining balance payable on the final maturity date of the Term Loan Facility, which is November 27, 2020.

The Revolving Facility was terminated by the company effective March 31, 2017, in accordance with the terms of the Credit Agreement. There were no amounts outstanding under the Revolving Facility at the time of the termination.

Approximately $172.4 million of the net proceeds from the Term Loan Facility were used to repay in full the principal amounts outstanding under the Company’s then existing credit facilities which were terminated effective as of November 27, 2013. A portion of the proceeds from the Term Loan Facility was used to finance the Company’s acquisition of Lumière Place in April 2014.

The Term Loan Facility accrues interest, at the Company’s option, at a per annum rate equal to either (i) the LIBO Rate (as defined in the Credit Agreement) (subject to a 1.00% floor) plus an applicable margin equal to 3.00%, or (ii) the alternate base rate (as defined in the Credit Agreement) (subject to a 2.00% floor) plus an applicable margin equal to 2.00%; such that in either case, the applicable interest rate shall not be less than 4.0% annually. The interest rate increases by 2.00% following certain defaults. As of December 31, 2017, the interest rate on the Term Loan Facility was 4.6% annually.

The Term Loan Facility is guaranteed by all of the Company’s domestic subsidiaries and additional subsidiaries may be required to provide guarantees, subject to limited exceptions. The Term Loan Facility is secured by a first lien on substantially all assets of the Company and the domestic subsidiaries that are guarantors, with certain limited exceptions. Subsidiaries that become guarantors will be required, with certain limited exceptions, to provide first liens and security interests in substantially all their assets to secure the Term Loan Facility.

At the election of the Company and subject to certain conditions, including a maximum senior secured net leverage ratio of 3.25:1.00, the amount available under the Term Loan Facility may be increased, which increased amount may be comprised of additional term loans.

The Term Loan Facility may be prepaid at the option of the Company at any time without penalty (other than customary LIBO Rate breakage fees). On September 29, 2017, the Company made an optional prepayment of $125 million on the Term Loan Facility; and on December 29, 2017, the Company made a second optional prepayment of $25 million. Under the terms of the Term Loan Facility, the optional prepayments are applied first to the next four quarterly mandatory principal payments, and second, to reduce on a pro-rata basis, the remaining scheduled principal payments. As a result of the optional prepayments in 2017, the Company wrote off a portion of the debt issuance costs and discount, totaling $1.4 million.

The Company is required to make mandatory payments of the Credit Facilities with (i) net cash proceeds of certain asset sales (subject to reinvestment rights), (ii) net cash proceeds from certain issuances of debt and equity (with certain exceptions), (iii) up to 50% of annual excess cash flow (as low as 0% if the Company’s total leverage ratio is below 2.75:1.00), and (iv) certain casualty proceeds and condemnation awards (subject to reinvestment rights).

Key covenants binding the Company and its subsidiaries include (i) limitations on indebtedness, liens, investments, acquisitions, asset sales, dividends and other restricted payments, and affiliate and extraordinary transactions. Key default provisions include (i) failure to repay principal, interest, fees and other amounts owing under the facility, (ii) cross default to certain other indebtedness, (iii) the rendering of certain judgments against the Company or its subsidiaries, (iv) failure of

TROPICANA ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

security documents to create valid liens on property securing the Term Loan Facility and to perfect such liens, (v) revocation of casino, gambling, or gaming licenses, (vi) the Company’s or its material subsidiaries’ bankruptcy or insolvency; and (vii) the occurrence of a Change of Control (as defined in the Credit Agreement). Many defaults are also subject to cure periods prior to such default giving rise to the right of the lenders to accelerate the loans and to exercise remedies. The Company was in compliance with the covenants of the Term Loan Facility at December 31, 2017.

Scheduled maturities of the Company’s long-term debt at December 31, 2017 are as follows (in thousands):

Years ending December 31,
2018	$—
2019	368
2020	137,632

Total scheduled maturities	138,000
Unamortized debt discount	(292)
Debt issuance costs	(987)

Total long-term debt	$136,721

NOTE 12—RELATED PARTY TRANSACTIONS

Insight Portfolio Group LLC (formerly Icahn Sourcing, LLC)

Icahn Sourcing, LLC (“Icahn Sourcing”) was an entity formed by Mr. Icahn in order to maximize the potential buying power of a group of entities with which Mr. Icahn has a relationship in negotiating rates with a wide range of suppliers of goods, services and tangible and intangible property. Prior to December 31, 2012, the Company did not pay Icahn Sourcing any fees or other amounts with respect to the buying group arrangement.

Effective January 1, 2013, Icahn Sourcing restructured its ownership and changed its name to Insight Portfolio Group LLC (“Insight Portfolio Group”). In connection with the restructuring, the Company acquired a minority equity interest in Insight Portfolio Group and agreed to pay a portion of Insight Portfolio Group’s operating expenses. In addition to the minority equity interest held by the Company, a number of other entities with which Mr. Icahn has a relationship also acquired equity interests in Insight Portfolio Group and also agreed to pay certain of Insight Portfolio Group’s operating expenses. The Company may purchase a variety of goods and services as a member of the buying group at prices and on terms that the Company believes are more favorable than those which would be achieved on a stand-alone basis. Commencing in the second quarter of 2016, an officer of the Company also serves on the Board of Directors of Insight Portfolio Group. The Company paid Insight Portfolio Group $0.2 million in each of the years ended December 31, 2017 and 2016 and $0.3 million in the year ended December 31, 2015.

WestPoint International, LLC

The Company and certain of its subsidiaries purchase sheets, towels and other products from WestPoint International, LLC (formerly WestPoint International, Inc., or “WPI”). WPI is an indirect wholly-owned subsidiary of Icahn Enterprises, which is indirectly controlled by Mr. Icahn. During the years ended December 31, 2017, 2016 and 2015, the Company paid $1.6 million, $0.3 million and $0.4 million, respectively, to WPI for purchases of these products.

Trump Entertainment Resorts, Inc. Agreements

The Company and its subsidiaries have been a party to several agreements with Trump Entertainment Resorts, Inc. (“TER”) and its subsidiaries.

TROPICANA ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Management Agreement

On March 1, 2016, TEI Management Services LLC, a wholly owned subsidiary of the Company, entered into a management agreement with Trump Taj Mahal Associates, LLC (“TTMA”), an indirect wholly-owned subsidiary of TER and IEH Investments LLC (“IEH Investments”) (the “Management Agreement”) pursuant to which TEI Management Services LLC managed the Taj Mahal in Atlantic City, New Jersey, owned by TTMA, and provided consulting services relating to the former Plaza Hotel and Casino in Atlantic City, New Jersey, owned by Trump Plaza Associates LLC (“Plaza Associates”). The Management Agreement, which commenced upon receipt of required New Jersey regulatory approvals on April 13, 2016, was effective for an initial five year term. TTMA, IEH Investments and Plaza Associates are indirect wholly owned subsidiaries of Icahn Enterprises (see Note 14—Stockholders’ Equity).

In October 2016, the Taj Mahal discontinued its operation as a casino hotel. TTMA exercised its right to terminate the Management Agreement without Cause (as defined in the Management Agreement), effective March 31, 2017, concurrently with the sale of the Taj Mahal to a third party and the surrender of TTMA’s New Jersey casino license, at which time TEI Management Services LLC was paid a termination fee of $15 million pursuant to the provisions of the Management Agreement. The termination fee is reflected as “Termination fee from related party” in the accompanying consolidated statements of income for the year ended December 31, 2017.

For the years ended December 31, 2017 and 2016, the Company recorded $1.3 million and $3.6 million, respectively, of management fee income as a result of the Management Agreement, which is included in Management fee from related party in the accompanying consolidated statements of income.

Services Agreement

Effective April 1, 2017, Tropicana AC entered into a services agreement with TER (the “Services Agreement”), pursuant to which Tropicana AC performs certain administrative services for TER related to TTMA and Plaza Associates on a month to month basis in exchange for a one-time service fee in the amount of $0.6 million, which was paid on March 31, 2017. The Services Agreement has a one year term. At any time on or after September 30, 2017, TER may terminate the Services Agreement for any reason. If the Services Agreement is terminated before the end of the term, Tropicana AC will return a pro-rated portion of the fees paid by TER for the unexpired portion of the term.

Slot Lease and Purchase Agreements

Under a lease agreement dated September 12, 2016, with TTMA, Tropicana AC leased 250 slot machines commencing after the closing of the Taj Mahal. On January 18, 2017, TTMA agreed to terminate the slot lease agreement and Tropicana AC purchased the slot machines from TTMA for a purchase price of $2.5 million, less the amount of the monthly lease payments in the aggregate amount of $0.2 million made by Tropicana AC to TTMA under the lease agreement.

Database License and IP Sales Agreements

Effective October 1, 2016, the Company and TER entered into a Database License Agreement pursuant to which the Company licensed the Taj Mahal customer database from TER. On March 31, 2017 the Company and TER agreed to terminate the Database License Agreement and entered into a Customer Database and IP Sales Agreement, pursuant to which the Company purchased the Taj Mahal customer database and certain other intellectual property owned by TER, including the Taj Mahal trademark, for an aggregate purchase price of $8.05 million.

New Jersey Division of Gaming Enforcement Surplus Credit

In the second quarter of 2017, the New Jersey Division of Gaming Enforcement (“NJDGE”) distributed to the Atlantic City casinos refunds, in the form of credits which could be used to offset future monthly NJDGE operating cost charges. The refunds represented the excess of the NJDGE monthly costs paid by the operating Atlantic City casinos over the actual NJDGE operating costs incurred for the period July 1, 2015 through June 30, 2016. The Taj Mahal received a credit for approximately $0.4 million. The NJDGE agreed to allow Tropicana AC to purchase this credit from the Taj Mahal and apply it to payments made for future NJDGE monthly charges by Tropicana AC. Tropicana AC purchased this credit from the Taj Mahal for $0.4 million in the second quarter of 2017.

TROPICANA ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

IEP Morris LLC

On June 27, 2017, IEP Morris LLC (“IEP Morris”), an affiliate of Icahn Enterprises, and Tropicana AC entered into a short term triple net lease agreement with annual rent of ten dollars ($10) (the “Lease Agreement”), pursuant to which Tropicana AC leased the property formerly known as The Chelsea Hotel, located in Atlantic City (“The Chelsea”) from IEP Morris. The Lease Agreement was terminated on July 6, 2017, at which time Tropicana AC paid IEP Morris approximately $5.5 million for an assignment of a mortgage on The Chelsea and rights under certain other related agreements, pursuant to which The Chelsea was acquired by IEP Morris. On July 6, 2017, Tropicana AC recorded a deed from IEP Morris conveying title to The Chelsea to Tropicana AC.

Icahn Enterprises Holdings L.P.

Tender Offer

On June 23, 2017, the Company and Icahn Enterprises Holdings L.P., a Delaware limited partnership (“Icahn Enterprises”) commenced a tender offer to purchase severally, and not jointly, up to 5,580,000 shares of common stock in the aggregate, at a price not greater than $45.00 nor less than $38.00 per share, by means of a “modified” Dutch auction, on the terms and subject to the conditions set forth in the Offer to Purchase dated June 23, 2017 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constituted the “Offer”). The Offer was completed on August 9, 2017. The Offer was made severally, and not jointly, by the Company and Icahn Enterprises and upon the terms and subject to the conditions of the Offer, first, the Company severally, and not jointly, purchased 800,000 of the shares properly tendered, and second, Icahn Enterprises severally, and not jointly, purchased the remaining shares properly tendered, totaling 2,121,712 shares. All shares purchased by the Company and Icahn Enterprises were purchased at the maximum offer price per share of $45. As a result of the completion of the Offer, as of December 31, 2017, Mr. Icahn indirectly controlled approximately 83.9% of the voting power of the Company’s Common Stock (see Note 14—Stockholders’ Equity, Significant Ownership).

Tender Offer Agreement

In connection with the Offer, the Company and Icahn Enterprises entered into a Tender Offer Agreement, dated as of June 23, 2017 (the “Tender Offer Agreement”), pursuant to which Icahn Enterprises and the Company agreed that any amendment, extension, termination, waiver or other change or action under the terms of the Offer could not be made by either party without the consent of the other party.

Upon consummation of the Offer, Icahn Enterprises has agreed, pursuant to the Tender Offer Agreement, among other things:

•

not to, and to take all actions necessary to cause the Icahn controlled affiliates not to, propose, or engage in, any transaction to acquire all of the outstanding shares of common stock for a period of two years from August 2, 2017;

•

other than in connection with a repurchase, redemption, retirement, cancellation, or other similar action with respect to the shares of common stock by the Company that is approved by the Special Committee of the Board of Directors (the “Special Committee”), for so long as Icahn Enterprises or any of its affiliates beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, in excess of 50% of the shares of common stock, not to, and to take all actions necessary to cause the Icahn controlled affiliates not to, take any action, directly or indirectly, to cause Icahn Enterprises to increase its beneficial ownership in the Company above 95.0% of all outstanding shares unless any such transaction is approved by (i) first, the Special Committee and (ii) second, an informed vote of the holders of a majority of the shares held by stockholders who are not affiliated with Icahn Enterprises or its affiliates;

TROPICANA ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

•

for so long as (x) Icahn Enterprises or any of its affiliates beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, in excess of 50% of the shares of common stock, and (y) any shares of common stock are beneficially owned (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) by a person other than Icahn Enterprises, not to take any action to, and to take all actions necessary to cause the Icahn controlled affiliates not to, without Special Committee approval, cause the Company to (a) cease to be quoted on the OTCQB; (b) deregister the common stock of the Company under the Exchange Act; (c) cease filing reports with the SEC required by Section 13 and/or Section 15(d) of the Exchange Act, even if the Company may not be subject to such reporting requirements; or (d) cease to maintain an audit committee comprising at least two independent directors, the composition and authority of which complies with any state gaming laws or regulations applicable to the Company;

•

for a period of two years from August 2, 2017, not to take any action to, and to take all actions necessary to cause the Icahn controlled affiliates not to, transfer, sell, convey or otherwise dispose of shares of common stock, by merger, sale of equity, operation of law or otherwise, if, as a result of such transfer or sale, Icahn Enterprises would beneficially own (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) less than 50.0% of the outstanding shares of common stock, other than in connection with a transaction for the sale of all outstanding shares of common stock, a transaction involving the merger of the Company or as otherwise consented to by the Special Committee;

•

that the Company and Icahn Enterprises would bear certain expenses (including but not limited to SEC filing fees, and expenses and fees of financial printers, information agents and depositaries) pro rata in proportion to the number of shares purchased by each party in the Offer;

•	to enter into a Tax Allocation Agreement upon the consummation of the Offer, which was entered into on September 16, 2017; and

•

that Icahn Enterprises would indemnify the Company for (i) any liability arising from being an offeror with respect to any liability to purchase any shares over 800,000 shares in the Offer and (ii) any and all liability imposed upon the Company and any of its direct and indirect subsidiaries that are eligible to be included in a consolidated return with the Company (such subsidiaries, collectively with the Company, the “Tropicana Group”) resulting from any member of the Tropicana Group being considered a member of a controlled group (within the meaning of §4001(a)(14) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) of which Icahn Enterprises is a member (the “Controlled Group”), except with respect to liability in respect of any employee benefit plan, as defined in ERISA §3(3), maintained by any member of the Tropicana Group. See Note 13—Commitments and Contingencies, Affiliate Pension Obligations for further discussion.

Pursuant to the Tender Offer Agreement, Icahn Enterprises and the Company have also agreed to indemnify the other for (i) any untrue statement or alleged untrue statement by the indemnifying party of a material fact contained in the Schedule TO, the Offer to Purchase and the related Letter of Transmittal (or any document incorporated by reference therein) and (ii) the omission or alleged omission by the indemnifying party to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

For purposes of the Tender Offer Agreement, (i) “Icahn controlled affiliates” means Mr. Carl C. Icahn and any of his Affiliates in which he beneficially owns (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, in excess of 50% of the equity interests of such Affiliate and (ii) “Affiliate” means any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. For purposes of the definition of “Affiliate”, “control” means possession, directly or indirectly, of the power to elect a majority of the board of directors or other governing body of an entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) and, without limiting the generality of the foregoing, (x) a person who possesses, directly or indirectly, the power to control the general partner of a limited partnership shall be deemed to control such limited partnership, and (y) a person who possesses, directly or indirectly, the power to control the manager or managing member of a limited liability company shall be deemed to control such limited liability company.

TROPICANA ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Tax Allocation Agreement

Upon consummation of the Offer, the Company became eligible, for U.S. federal income tax purposes, to consent to be a member of the consolidated group of companies of which Icahn Enterprises is a member. On September 16, 2017, the Company and American Entertainment Properties Corp. (“AEPC”), an indirect wholly-owned subsidiary of Icahn Enterprises Holdings L.P., entered into a Tax Allocation Agreement pursuant to which AEPC and the Company and its subsidiaries agreed to the allocation of certain income tax items. The Company and its subsidiaries consented to join AEP in the filing of AEPC’s federal consolidated return and, if elected by AEPC, certain state consolidated returns. In those jurisdictions where the Company and its subsidiaries will file consolidated returns with AEPC, the Company will pay to AEPC any tax it would have owed had it and its subsidiaries continued to file as a separate consolidated group. To the extent that the AEPC consolidated group is able to reduce its tax liability as a result of including the Company and its subsidiaries in its consolidated group, AEPC will pay the Company 20% of such reduction on a current basis and the Company will be treated as if it would carry forward for its own use under the Tax Allocation Agreement, 80% of the items that caused the tax reduction (the “Excess Tax Benefits”). Moreover, if the Company and its subsidiaries should ever become unconsolidated from AEPC, AEPC will reimburse the Company for any tax liability in post-consolidation years that the Company and its subsidiaries would have avoided had they actually had the Excess Tax Benefits for their own consolidated group use. The cumulative payments to the Company by AEPC post-consolidation will not exceed the cumulative reductions in tax to the AEPC group resulting from the use of the Excess Tax Benefits by the AEPC group.

In December 2017, the Company paid $12.9 million to AEPC, representing the estimated federal income tax due for the period September 16, 2017 through December 31, 2017. As of December 31, 2017, the Company had recorded a receivable from AEPC of approximately $7.0 million, representing the estimated overpayment of federal income taxes to AEPC for the period September 16, 2017 through December 31, 2017.

NOTE 13—COMMITMENTS AND CONTINGENCIES

Leases

MontBleu Lease

The Company has a lease agreement with respect to the land and building which MontBleu operates, through December 31, 2028. Under the terms of the lease, rent is $333,333 per month, plus 10% of annual gross revenues in excess of $50 million through December 31, 2011. After December 31, 2011, rent is equal to the greater of (i) $333,333 per month as increased by the same percentage that the consumer price index has increased from 2009 thereafter, plus 10% of annual gross revenues in excess of a Breakpoint as defined in the terms of the lease agreement, or (ii) 10% of annual gross revenues. In connection with fresh-start reporting, the Company recognized an unfavorable lease liability of $9.6 million related to this lease that is amortized on a straight-line basis to rental expense over the term of the lease. The unfavorable lease liability balance was $5.6 million and $6.1 million as of December 31, 2017 and 2016, respectively, of which $5.1 million and $5.6 million is included in other long-term liabilities on the accompanying consolidated balance sheets as of December 31, 2017 and 2016, respectively.

Tropicana Evansville Land Lease

The Company leases from the City of Evansville, Indiana approximately ten acres of the approximately 20 acres on which Tropicana Evansville is situated. In January 2016 the Company and the City of Evansville entered into a sixth amendment to the lease agreement (the “Sixth Amendment”), which was approved by the Indiana Gaming Commission in February 2016, along with the Company’s application to move its casino operation from its dockside gaming vessel to a landside gaming facility. Under the Sixth Amendment, in exchange for the Company’s commitment to expend at least $50 million to develop a landside gaming facility (the “Tropicana Development Project”) along with a pre-payment of lease rent in the amount of $25 million (the “Rental Pre-Payments”), the City of Evansville granted the Company a $20 million redevelopment credit (the “Redevelopment Credit”). In December 2015, the Company paid the first $12.5 million Rental Pre-

TROPICANA ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Payment, and the second $12.5 million Rental Pre-Payment was paid in October 2017 immediately following the opening of the Tropicana Development Project. The Rental Pre-Payments will be applied against rent in equal monthly amounts over a period of one hundred and twenty (120) months which commenced upon the opening of the Tropicana Development Project, and the Redevelopment Credit will be applied against future rent in equal monthly amounts over a period of one hundred and twenty (120) months, commencing with the payment made in January 2018. The current term commenced December 1, 2015 and expires November 30, 2027 under the terms of the Sixth Amendment. Thereafter, the Company may extend the lease for a three (3) year term through November 30, 2030, followed by five (5) five-year renewal options through November 30, 2055. Under the terms of the Sixth Amendment, in the event the Company decides not to exercise its renewal option(s) and continues to conduct gaming operations in the City of Evansville, the lease may not be terminated and will continue through November 30, 2055, unless the Company and the City of Evansville enter into a replacement agreement that includes payments to the City of Evansville in the amount equal to rent payments under the lease. Under the terms of the lease, as amended by the Sixth Amendment, the Company is required to pay a percentage of the adjusted gross receipts (“AGR”) for the year in rent with a minimum annual rent of no less than $2 million. The percentage rent shall be equal to 2% of the AGR up to $25 million, plus 4% of the AGR in excess of $25 million up to $50 million, plus 6% of the AGR in excess of $50 million up to $75 million, plus 8% of the AGR in excess of $75 million up to $100 million and plus 10% of the AGR in excess of $100 million.

Pursuant to the terms of the Sixth Amendment, the Company completed construction of the new landside gaming facility in October 2017. The facility encompasses approximately 75,000 square feet of enclosed space (including approximately 45,000 square feet of casino floor, two new food and beverage outlets, an entertainment lounge and back of house space). In addition, pursuant to the Sixth Amendment, the Company sold its riverboat casino to a third party and it was removed from its moorings so that the Evansville LST 325 Maritime vessel, an historic warship, can be docked in its place.

Belle of Baton Rouge Lease

Belle of Baton Rouge leases certain land and buildings under separate leases, with combined annual payments of $0.2 million. The current lease term for one of the leases expires in July 2023, with an option to renew for an additional five years. The other lease contains multiple options to renew through 2083. In addition, Belle of Baton Rouge leases a parking lot with annual base rent of approximately $0.4 million, plus 0.94% of annual adjusted gross revenue in excess of $45 million but not to exceed $80 million through August 2020.

Trop Greenville Lease

Trop Greenville leases approximately four acres of land on which the casino and parking facilities of the casino are situated. Trop Greenville is required to pay an amount equal to 2% of its monthly gross gaming revenues in rent, with a minimum monthly payment of $75,000. In addition, in any given year in which annual gross gaming revenues exceed $36.6 million, Trop Greenville is required to pay 8% of the excess amount as rent pursuant to the terms of the lease. The current lease expires in 2019 with options to extend its term through 2044.

Trop Greenville also leases, from the Board of Mississippi Levee Commissioners, and operates the Greenville Inn and Suites, a 40-room hotel, located less than a mile from the casino. The current lease for the property calls for lease payments which increase annually based on the consumer price index, subject to a minimum annual increase of 3.3%. For the current lease year ending February 28, 2018, the annual rent is less than $0.1 million.

In October 2013, Trop Greenville entered into an additional lease agreement with the City of Greenville, Mississippi, for a parcel of land adjacent to Trop Greenville upon which the Company constructed a parking lot in conjunction with its expansion of the Trop Greenville casino. The initial term of the lease expires in August 2020, and the Company has several options to extend the lease for a total term of up to twenty-five years. Initial annual rent is $0.4 million with rent adjustments in option periods based upon the Consumer Price Index.

Tropicana Aruba Land Lease

The Company assumed a land lease in August 2010 for approximately 14 acres of land on which Tropicana Aruba is situated through July 30, 2051. Under the terms of the land lease, the annual rent is approximately $0.1 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Operating Leases

In addition to the above land and building leases, the Company leases various land parcels, buildings and equipment used in its operations including the office space for its corporate office in Las Vegas, Nevada. Future minimum rental payments, including the prepayment of rent to the City of Evansville, that have initial or remaining non-cancelable lease terms (excluding renewable periods) in excess of one year as of December 31, 2017 are as follows (in thousands):

Years ending December 31,
2018	$6,835
2019	6,300
2020	5,512
2021	4,804
2022	4,789
Thereafter	31,064

Total	$59,304

Rent expense included in continuing operations totaled approximately $15.4 million, $14.5 million and $14.7 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Other Commitments and Contingencies

2011 New Jersey Legislation

On February 1, 2011, New Jersey enacted legislation (the “Tourism District Bill”) that delegated redevelopment authority and creation of a master plan to the CRDA and allowed the CRDA the ability to enter into a five year public private partnership with the casinos in Atlantic City that had formed the Atlantic City Alliance (“ACA”) to jointly market the city. The law obligated the Atlantic City casinos either through the ACA or, if not a member of the ACA, through individual assessments, to provide funding for the Tourism District Bill in the aggregate amount of $30.0 million annually through 2016. Each Atlantic City casino’s proportionate share of the assessment was based on the gross revenue generated in the preceding fiscal year. The Company paid $3.7 million and $3.6 million, respectively, for the years ended December 31, 2016 and 2015 (see NJ PILOT LAW for further discussion of the ACA, below).

New Jersey Gross Casino Revenue Tax and Casino Investment Alternative Tax

Under current New Jersey law, the New Jersey Casino Control Commission imposes an annual tax of 8% on gross casino revenue and commencing with the operations of Internet Gaming, an annual tax of 15% on Internet gaming gross revenue. In addition, under New Jersey law, casino license holders or Internet gaming permit holders (as applicable) are required to invest an additional 1.25% of gross casino revenue and 2.5% of Internet gaming gross revenue (“Casino Investment Alternative Tax”, or “IAT”) for the purchase of bonds to be issued by the CRDA or to make other approved investments equal to those amounts; and in the event the investment requirement is not met, the casino license holder or Internet gaming permit holder (as applicable) is subject to a tax of 2.5% on gross casino revenue and 5.0% on Internet gaming gross revenue. As mandated by New Jersey law, the interest rate of the CRDA bonds purchased by the licensee will be two thirds of the average market rate for bonds available for purchase and published by a national bond index at the time of the CRDA bond issuance. As more fully described below, commencing on May 27, 2016, the effective date of the NJ PILOT Law, future IAT that have not been pledged for the payment of bonds issued by the CRDA, or any bonds issued to refund such bonds, will be allocated to the City of Atlantic City for the purposes of paying debt service on bonds issued by the City of Atlantic City.

NJ PILOT LAW

On May 27, 2016, New Jersey enacted the Casino Property Tax Stabilization Act (the “NJ PILOT Law”) which exempted Atlantic City casino gaming properties from ad valorem property taxation in exchange for an agreement to make annual payment in lieu of tax payments (“PILOT Payments”) to the City of Atlantic City, made certain changes to the NJ Tourism District Law and redirected certain IAT payments to assist in the stabilization of Atlantic City finances. Under the NJ PILOT Law, commencing in 2017 and for a period of ten (10) years, each Atlantic City casino gaming property (as defined in the NJ

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

PILOT Law) is required to pay its prorated share of an aggregate amount of PILOT Payments based on an equal weighted formula that includes the following criteria: (i) the gross gaming revenues (“GGR”) of the casino, (ii) the total number of hotel guest rooms and (iii) the geographic footprint of the real property owned by each casino gaming property. For calendar year 2017, the aggregate amount of PILOT Payments owed to the City of Atlantic City by Atlantic City casino gaming properties is $120 million, prorated among casino properties based upon the above factors. Commencing in 2018 and for each year thereafter, the aggregate amount of PILOT Payments owed will be determined based on a sliding scale of Atlantic City casino industry GGR from the applicable prior year, subject to certain adjustments. For each year from 2017 through 2021, each casino gaming property’s prorated share of PILOT Payments is capped (the “PILOT CAP”) at an amount equal to the real estate taxes due and payable in calendar year 2015, which is calculated based upon the assessed value of the casino gaming property for real estate tax purposes and tax rate.

On August 1, 2017, Tropicana AC, the City of Atlantic City and the New Jersey Department of Community Affairs entered into a Real Estate Tax Appeal Settlement Agreement (the “Settlement Agreement”) pursuant to which the parties agreed to settle Tropicana AC’s 2015 and 2016 real estate tax appeals pending before the Tax Court of New Jersey (the “Pending Tax Appeals”). The Settlement Agreement, among other things, provided for refunds in the aggregate amount of approximately $36.8 million in respect of the Pending Tax Appeals and Tropicana AC’s 2017 PILOT Payment. The portion of the settlement related to the reduction in 2017 PILOT expense has been recorded as a reduction to the current year expense to the PILOT CAP of $8.4 million, which is included in General and administrative expenses on the accompanying consolidated statements of income for the year ended December 31, 2017. The balance of the settlement is included as Real estate tax settlement on the accompanying consolidated statements of income for the year ended December 31, 2017. Tropicana AC received full payment of the refunds in early October 2017. In addition, the Settlement Agreement provides for a reduction in the assessed value of Tropicana AC for real estate tax purposes for calendar year 2015, including a corresponding reduction of Tropicana AC’s PILOT CAP for each of calendar years 2018 through 2021, from approximately $19.8 million to approximately $8.4 million.

The NJ PILOT Law also provides for the abolishment of the ACA effective as of January 1, 2015 and redirection of the $30 million in ACA funds paid by the casinos for each of the years 2015 and 2016 under the Tourism District Law to the State of New Jersey for Atlantic City fiscal relief and further payments of $15 million in 2017, $10 million in 2018 and $5 million for each year between 2019 and 2023 to Atlantic City. Pursuant to the NJ PILOT Law, the 2015 and 2016 ACA payments were remitted to the State.

In addition, the NJ PILOT Law also provides for IAT payments made by the casino operators since the effective date of the NJ PILOT Law, which were previously deposited with the CRDA and which have not been pledged for the payment of bonds issued by the CRDA, or any bonds issued to refund such bonds, to be allocated to the State of New Jersey for purposes of paying debt service on bonds previously issued by Atlantic City.

The NJ PILOT Law is the subject of litigation pending in the Superior Court of New Jersey, Law Division: Atlantic County challenging the validity of the law and/or portions of it. In the event the litigation is successful in overturning the NJ PILOT Law (or portions of it), such a ruling, if upheld on appeal, could have a future financial impact on the Company, including whether Tropicana AC continues to make PILOT Payments under the current law, is subject to future ad valorem property taxation, or some other mechanism for payments in lieu of taxes, and the amount of payments under any such alternative statutory schemes.

Indiana Gaming Tax Law Change

In May 2017, Indiana enacted changes to its gaming tax structure that will have an impact on Tropicana Evansville tax payments to Indiana. Effective July 1, 2017, in accordance with Indiana P.L. 268, for gaming operations that relocated to an inland casino by December 31, 2017, Indiana law eliminates the $3 per person admission charge, replacing it with a supplemental wagering tax in the amount of 3% of adjusted gross receipts commencing from the date of opening the inland casino through June 30, 2018. Tropicana Evansville qualifies under this provision, as the construction of the landside gaming facility was completed and became operational in October 2017. Beginning July 1, 2018 the supplemental wagering tax is to be calculated as the casino’s adjusted gross receipts multiplied by the percentage of the total casino’s admissions tax that the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

riverboat paid beginning July 1, 2016 and ending June 30, 2017, divided by the casino’s adjusted gross receipts beginning July 1, 2016 and ending June 30, 2017, with the supplemental wagering tax not to exceed 4% beginning July 1, 2018 and ending June 30, 2019, and 3.5% thereafter. In addition, under the new law, commencing in 2018 and phased-in over a seven (7) year period, Indiana casino operators will be able to deduct gaming taxes when calculating Indiana corporate income tax.

Wimar and CSC Administrative Expense Claims

On March 31, 2009, Wimar Tahoe Corporation (“Wimar”) and Columbia Sussex Corporation (“CSC”) filed separate proceedings with the Bankruptcy Court related to administrative expense and priority claims against the Predecessors. On August 4, 2010, Wimar and CSC separately filed motions for summary judgment seeking payment on account of these claims from the Company totaling approximately $5.4 million, which was recorded as a liability upon emergence from bankruptcy and is included in accounts payable in our accompanying consolidated balance sheets as of December 31, 2017 and 2016. In its objection to Wimar and CSC’s motions for summary judgment, the Company disputed the administrative expense and/or priority status of certain amounts claimed and also contended that any payment to CSC or Wimar should await the resolution of the adversary proceeding instituted by Lightsway Litigation Services, LLC, as Trustee of the Tropicana Litigation Trust established by the bankruptcy reorganization plan, against CSC and Wimar (the “Litigation Trust Proceeding”), and be set off against any judgment against Wimar and CSC in the Litigation Trust Proceeding against them.

In October 2015, the Bankruptcy Court issued an opinion and entered an order (1) denying Wimar’s and CSC’s Motions for Summary Judgment seeking allowance and payment of administrative expense claims, (2) granting, in part, CSC’s Motion for Summary Judgment to allow priority status under Bankruptcy Code Section 507(a)(5) for certain contributions made to employee benefit plans, and (3) denying, in part, CSC’s request for prepayment of the priority claims. The Company has a motion pending with the Bankruptcy Court seeking clarification of certain aspects of the Bankruptcy Court’s opinion and order. Any further litigation on the Wimar and CSC administrative expense claim has been consensually continued until after the Litigation Trust Proceeding is resolved. The Company continues to dispute any payment obligation to Wimar or CSC.

Tropicana AC Employee Variable Annuity Pension Plan

In connection with the collective bargaining agreement and related settlement agreement (the “Settlement Agreement”) that was executed in May 2014 between Tropicana AC and UNITE HERE Local 54 (“Local 54”), the parties agreed that Tropicana AC would establish a Variable Annuity Pension Plan (“VAPP”), a defined benefit pension plan, for certain Tropicana AC Local 54 employees. The VAPP became effective on August 8, 2017 upon receipt of a favorable determination from the Internal Revenue Service (“IRS”) and formal adoption of the VAPP by Tropicana AC.

Pursuant to the provisions of the VAPP, no individual is able to become a participant before January 1, 2018. Therefore, there are no VAPP participants as of December 31, 2017 and hence no benefits had accrued under the VAPP as of December 31, 2017. Once an employee becomes a participant in the VAPP, in certain circumstances his or her benefit may take into account years of prior service with Tropicana AC on or after February 1, 2014. The VAPP is administered by a Retirement Committee composed of an equal number of members appointed by Tropicana AC and Local 54. The VAPP is intended to provide certain eligible Local 54 employees with retirement benefits in accordance with the VAPP. In accordance with the Settlement Agreement, Tropicana AC is required to initially fund the VAPP with contributions in the amount of $1.93 per hour for each straight time hour paid to regular employees covered by the collective bargaining agreement during the period commencing February 1, 2014 through and including August 8, 2017. Contributions to the VAPP through the end of the current collective bargaining agreement of February 29, 2020, will be calculated at $1.93 per straight time hour paid to employees covered by the agreement.

Based on the Settlement Agreement, Tropicana AC has recorded a liability for the estimated initial amount of funding of the VAPP. The amount of this liability, which is included in accrued expenses and other current liabilities on the accompanying consolidated balance sheets, was $11.6 million and $8.1 million as of December 31, 2017 and 2016, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Commencing in 2018, with the introduction of participants into the VAPP, pension expenses will be calculated using actuarial assumptions, including an expected long-term rate of return on assets and discount rate, based on a long-term investment strategy that will be developed by the Retirement Committee. Tropicana AC will evaluate all of the actuarial assumptions, generally on an annual basis, and will adjust as necessary. Actual pension expense will depend on future investment performance, changes in future discount rates, the level of contributions and various other factors.

Affiliate Pension Obligations

Mr. Icahn, through certain affiliates, owns approximately 83.9% of the Company’s common stock. Applicable pension and tax laws make each member of a “controlled group” of entities, generally defined as entities in which there is at least an 80% common ownership interest, jointly and severally liable for certain pension plan obligations of any member of the controlled group. These pension obligations include ongoing contributions to fund the plan, as well as liability for any unfunded liabilities that may exist at the time the plan is terminated. In addition, the failure to pay these pension obligations when due may result in the creation of liens in favor of the pension plan or the Pension Benefit Guaranty Corporation (“PBGC”) against the assets of each member of the controlled group.

As a result of the more than 80% ownership interest in TEI by Mr. Icahn’s affiliates, the Company is subject to the pension liabilities of all entities in which Mr. Icahn has a direct or indirect ownership interest of at least 80%. Two such entities, ACF Industries LLC (“ACF”) and Federal-Mogul, are the sponsors of several pension plans. All the minimum funding requirements of the Code and ERISA, as amended by the Pension Protection Act of 2006, for these plans have been met as of December 31, 2017 and December 31, 2016. If the ACF and Federal-Mogul plans were voluntarily terminated, they would be collectively underfunded by approximately $424 million and $613 million as of December 31, 2017 and December 31, 2016, respectively. These results are based on the most recent information provided by Mr. Icahn’s affiliates based on information from the plans’ actuaries. These liabilities could increase or decrease, depending on a number of factors, including future changes in benefits, investment returns, and the assumptions used to calculate the liability. As members of the controlled group, TEI would be liable for any failure of ACF and Federal-Mogul to make ongoing pension contributions or to pay the unfunded liabilities upon a termination of their respective pension plans. In addition, other entities now or in the future within the controlled group that includes TEI may have pension plan obligations that are, or may become, underfunded, and the Company would be liable for any failure of such entities to make ongoing pension contributions or to pay the unfunded liabilities upon a termination of such plans. The current underfunded status of the ACF and Federal-Mogul pension plans requires such entities to notify the PBGC of certain “reportable events,” such as if TEI were to cease to be a member of the controlled group, or if TEI makes certain extraordinary dividends or stock redemptions. The obligation to report could cause the Company to seek to delay or reconsider the occurrence of such reportable events.

Pursuant to the Tender Offer Agreement between Icahn Enterprises and the Company (see Note 12—Related Party Transactions, Tender Offer Agreement), Icahn Enterprises agreed to indemnify the Company from any and all liability imposed upon the Tropicana Group resulting from any member of the Tropicana Group being considered a member of a controlled group (within the meaning of §4001(a)(14) of the ERISA of which Icahn Enterprises is a member (the “Controlled Group”)), except with respect to liability in respect of any employee benefit plan, as defined in ERISA §3(3), maintained by any member of the Tropicana Group.

Based on the contingent nature of potential exposure related to these affiliate pension obligations and the indemnification from Icahn Enterprises, no liability has been recorded in the accompanying consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Predecessor Claim Settlement—Professional Fees

In July 2016, the Bankruptcy Court approved a settlement agreement related to the Predecessors, which resulted in the Company receiving a payment of $3.1 million related to certain professional fees previously paid by the Company. This amount was recognized as a one-time gain in the accompanying consolidated statements of income for the year ended December 31, 2016.

Litigation in General

The Company is a party to various litigation that arises in the ordinary course of business. In the opinion of management, all pending legal matters are either adequately covered by insurance or, if not insured, will not have a material adverse effect on the financial position or the results of operations of the Company.

NOTE 14—STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue up to 100 million shares of its common stock, $0.01 par value per share (“Common Stock”), of which 23,834,512 shares and 24,634,512 shares were issued and outstanding as of December 31, 2017 and December 31, 2016, respectively. Each holder of Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. The holders of Common Stock have no cumulative voting rights, preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. Subject to any preferences that may be granted to the holders of the Company’s preferred stock, each holder of Common Stock is entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore, as well as any distributions to the stockholders and, in the event of the Company’s liquidation, dissolution or winding up is entitled to share ratably in all the Company’s assets remaining after payment of liabilities.

Stock Repurchase Program

In July 2015, our Board of Directors authorized the repurchase of up to $50 million of our outstanding common stock with no set expiration date. On February 22, 2017, our Board of Directors authorized the repurchase of an additional $50 million of our outstanding common stock, for the repurchase of an aggregate amount of up to $100 million of our outstanding common stock. The Stock Repurchase Program will end upon the earlier of the date on which the plan is terminated by the Board of Directors or when all authorized repurchases are completed. The timing and amount of stock repurchases will be determined based upon our evaluation of market conditions and other factors. The Stock Repurchase Program may be suspended, modified or discontinued at any time and we have no obligation to repurchase any amount of our common stock under the Stock Repurchase Program.

As of December 31, 2017, the Company has repurchased 2,477,988 shares of our stock at a total cost of $78.8 million under the Stock Repurchase Program, including 800,000 shares which were purchased in August 2017 under the Tender Offer (see Note 12—Related Party Transactions “Icahn Enterprises Holdings L.P—Tender Offer”). In all instances, the repurchased shares were subsequently retired.

Preferred Stock

The Company is authorized to issue up to 10 million shares of preferred stock, $0.01 par value per share, of which none were issued as of December 31, 2017 or December 31, 2016. The Board of Directors, without further action by the holders of Common Stock, may issue shares of preferred stock in one or more series and may fix or alter the rights, preferences, privileges and restrictions, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation rates, liquidation preferences, conversion rights and the description and number of shares constituting any wholly unissued series of preferred stock. Except as described above, the Board of Directors, without further stockholder approval, may issue shares of preferred stock with rights that could adversely affect the rights of the holders of Common Stock. The issuance of shares of preferred stock under certain circumstances could have the effect of delaying or preventing a change of control of TEI or other corporate action.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Significant Ownership

At December 31, 2017, Mr. Icahn indirectly controlled approximately 83.9% of the voting power of the Company’s Common Stock and, by virtue of such stock ownership, is able to control or exert substantial influence over the Company, including the election of directors. The existence of a significant stockholder may have the effect of making it difficult for, or may discourage or delay, a third party from seeking to acquire a majority of the Company’s outstanding Common Stock. Mr. Icahn’s interests may not always be consistent with the Company’s interests or with the interests of the Company’s other stockholders. Mr. Icahn and entities controlled by him may also pursue acquisitions or business opportunities that may or may not be complementary to the Company’s business. To the extent that conflicts of interest may arise between the Company and Mr. Icahn and his affiliates, those conflicts may be resolved in a manner adverse to the Company or its other shareholders.

NOTE 15—BASIC AND DILUTED NET INCOME PER SHARE

The Company computes net income per share in accordance with accounting guidance that requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income for the period by the weighted average number of shares outstanding during the period. Diluted EPS is computed by dividing net income for the period by the weighted average number of common shares outstanding during the period, increased by potentially dilutive common shares that were outstanding during the period. Potentially dilutive common shares include warrants. Diluted EPS excludes all potential dilutive shares if their effect is anti-dilutive.

NOTE 16—EMPLOYEE BENEFIT PLANS

Retirement Plans

The Company offers a defined contribution 401(k) plan, which covers substantially all employees who are not covered by a collective bargaining agreement and who reach certain age and length of service requirements. Plan participants can elect to defer before tax compensation through payroll deductions. Such deferrals are regulated under Section 401(k) of the Internal Revenue Code. The plan allows for the Company to make an employer contribution on the employee’s behalf at the Company’s discretion. The Company expensed no matching contributions in 2017, 2016 or 2015.

Multiemployer Pension Plans

At December 31, 2017 and 2016 we had collective bargaining agreements with unions covering certain employees. Since February 2012, the Company has not participated in any union-sponsored, collectively bargained, multiemployer defined benefit pension plans. The risks of participating in multiemployer pension plans are different from single-employer pension plans in the following aspects: (i) assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers, (ii) if a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers, and (iii) if the Company stops participating in some of its multiemployer pension plans, the Company may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

The Company made no contributions to these multiemployer plans for the years ended December 31, 2017, 2016 and 2015.

Tropicana AC Employee Variable Annuity Pension Plan

In connection with the collective bargaining agreement and related Settlement Agreement that was executed in May 2014 between Tropicana AC and Local 54, the parties agreed to establish a VAPP, a defined benefit pension plan, for certain Tropicana AC Local 54 employees. The VAPP became effective on August 8, 2017 upon receipt of a favorable determination from the IRS and formal adoption of the VAPP by Tropicana AC. Pursuant to the provisions of the VAPP, no individual is able to become a participant before January 1, 2018. Therefore, there are no VAPP participants as of December 31, 2017 and hence no benefits had accrued under the VAPP as of December 31, 2017 (see Note 13—Commitments and Contingencies, Tropicana AC Employee Variable Annuity Pension Plan).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17—INCOME TAXES

For the period January 1, 2017 through September 15, 2017 and the years ended December 31, 2016 and 2015, the Company files a consolidated federal income tax return and is the common parent for income tax purposes. Beginning with the period September 16, 2017 through December 31, 2017, the Company is included in the consolidated federal tax return of AEPC (see Note 12—Related Party Transactions “Tax Allocation Agreement”). The provision for income taxes is calculated by using a “separate return” method. Under this method, the Company is assumed to file a separate return with the tax authority, thereby reporting its taxable income or loss and paying the applicable tax to or receiving the appropriate refund from AEPC. The current provision is the amount of tax payable or refundable on the basis of a hypothetical, current-year separate return. Deferred taxes are provided on temporary differences and on any carryforwards that could be claimed on the hypothetical return and assess the need for a valuation allowance on the basis of projected separate return assets.

For financial reporting purposes, income (loss) before income taxes includes the following components (in thousands):

	Year ended December 31,
	2017	2016	2015
United States	$143,492	$72,031	$69,253
Foreign	(2,070)	(4,834)	(4,761)

Total	$141,422	$67,197	$64,492

The income tax expense (benefit) attributable to net income from continuing operations before income taxes is as follows (in thousands):

	Year ended December 31,
	2017	2016	2015
Current:
Federal	$22,043	$3,270	$6,289
State	2,981	(1,126)	2,920

Total current	25,024	2,144	9,209
Deferred:
Federal	65,854	21,823	17,297
State	719	(320)	586

Total deferred	66,573	21,503	17,883

Expense (benefit) from income taxes	$91,597	$23,647	$27,092

A reconciliation of the federal income tax statutory rate and the effective tax rate is as follows:

	Year ended December 31,
	2017	2016	2015
Federal statutory rate	35.0%	35.0%	35.0%
Employment credits	(0.6)	(1.6)	(0.5)
Permanent differences	0.7	1.1	0.5
Foreign rate differential	0.1	0.7	0.5
State tax	4.5	0.2	5.2
Prior year true-up	—	(1.1)	0.8
Valuation allowance	(2.5)	0.9	0.5
Tax rate change	27.6	—	—

Effective tax rate	64.8%	35.2%	42.0%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The major tax-effected components of the net deferred tax asset (liability) are as follows (in thousands):

	December 31,
	2017	2016
Deferred tax assets:
Receivables	$1,911	$2,571
Accrued compensation	2,932	9,046
Reserves/accrued liabilities	5,467	8,745
Net operating loss carryforward	38,018	63,521
Property and equipment	52,040	92,566
Other assets	4,457	2,081

Gross deferred tax assets	104,825	178,530
Valuation allowance	(24,625)	(24,768)

Total deferred tax assets	$80,200	$153,762

Deferred tax liabilities:
Deductible prepaid expenses	$(2,960)	$(4,650)
Intangible assets	(22,890)	(28,189)

Total deferred tax liabilities	(25,850)	(32,839)

Net deferred tax assets (liabilities)	$54,350	$120,923

On December 22, 2017, H.R.1, known as the Tax Cuts and Jobs Act (the “Act”), was signed into law. Among other things, the Act permanently lowers the corporate tax rate to 21% from the existing maximum rate of 35%, effective for tax years including or commencing January 1, 2018. As a result of the reduction of the corporate tax rate to 21%, the Company has re-valued its deferred tax assets and liabilities as of the date of enactment, with resulting tax effects accounted for in the reporting period of enactment. As a result of the re-valuation, the Company’s net deferred tax assets were reduced by $38.6 million with a corresponding increase to deferred tax expense. The Act also imposes a repatriation tax on deemed repatriated earnings of foreign subsidiaries. The Company has determined that there is no repatriation tax on our foreign subsidiaries.

The Company has federal net operating loss carryforwards pursuant to the acquisition of Adamar. Internal Revenue Code Section 382 (“Section 382”) places certain limitations on the annual amount of net operating loss carryforwards that can be utilized when a change of ownership occurs. The Company believes its acquisition of Adamar was a change in ownership pursuant to Section 382. As a result of the annual limitation, the net operating loss carryforward amount available to be used in future periods is approximately $140.0 million and will begin to expire in 2027 and forward.

Accounting for uncertainty in income taxes prescribes a threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The accounting standards also require that the tax positions be assessed using a two-step process. A tax position is recognized if it meets a “more-likely-than-not” threshold and is measured at the largest amount of benefit that is greater than 50% likely of being realized. Uncertain tax positions must be reviewed at each balance sheet date. Liabilities recognized as a result of this analysis must generally be recorded separately from any current or deferred income tax accounts.

A reconciliation of the beginning and ending amounts of gross unrecognized tax benefits is as follows (in thousands):

	December 31,
	2017	2016	2015
Unrecognized tax benefits, beginning of period	$5,441	$—	$—
Increases based on tax positions related to the prior year	—	2,002	—
Increases based on tax positions related to the current year	—	3,439	—
Decreases based on tax positions related to the prior year	$(4,010)

Unrecognized tax benefits, end of period	$1,431	$5,441	$—

TROPICANA ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The entire balance of unrecognized tax benefits, if recognized, would not materially affect the effective tax rate. We recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense. In the next twelve months, the Company expects the liability for the unrecognized tax benefits to be reduced by $1.4 million as a result of a lapse of the statute of limitations.

The Company files income tax returns in the United States federal jurisdiction and various state and foreign jurisdictions. Generally, the statute of limitations for examination of TEI’s United States federal and state income tax returns is open for the years ended December 31, 2012. Management believes that adequate provision for income taxes and interest has been recorded in the accompanying financial statements.

NOTE 18—SEGMENT INFORMATION

The Company views each property as an operating segment which we aggregate by region in order to present our reportable segments: (i) East, (ii) Central, (iii) West, and (iv) South. The Company uses operating income to compare operating results among its segments and allocate resources.

The operating results of all other subsidiaries of the Company such as TEI Management Services LLC and TropWorld Games LLC are reported under the heading of “Corporate and other” as they have been determined to not meet the aggregation criteria as separately reportable segments.

The following table highlights by segment our net revenues and operating income, and reconciles operating income to income from continuing operations before income taxes for the years ended December 31, 2017, 2016 and 2015 (in thousands).

	Year ended December 31,
	2017	2016	2015
Net revenues:
East	$375,800	$334,321	$313,696
Central	304,112	290,597	288,848
West	114,918	113,048	107,291
South	96,117	99,571	95,819
Corporate and other (1)	1,325	3,583	—

Total net revenues	$892,272	$841,120	$805,654

Operating income:
East	$80,207	$21,332	$30,932
Central	56,421	48,147	42,529
West	13,458	13,437	11,405
South	7,643	8,506	7,801
Corporate and other	(19,692)	(15,373)	(16,443)

Total operating income	$138,037	$76,049	$76,224

Reconciliation of operating income to income before income taxes:
Operating income	$138,037	$76,049	$76,224
Interest expense	(10,979)	(12,678)	(12,348)
Interest income	722	726	616
Predecessor claim settlements	—	3,100	—
Termination fee from affiliate	15,000	—	—
Term loan discount/cost write down	(1,358)	—	—

Income before income taxes	$141,422	$67,197	$64,492

(1)	Primarily represents management fee income from related party

TROPICANA ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	December 31,
	2017	2016
Assets by segment:
East	$411,631	$497,494
Central	455,859	402,960
West	129,015	132,508
South	127,947	127,298
Corporate and other	75,650	165,986

Total assets	$1,200,102	$1,326,246

The following tables provide additional disaggregation of revenue information for our reportable segments. See Note 2—Summary of Significant Accounting Policies, for further information regarding our revenue recognition policies.

	Year ended December 31, 2017
	East	Central	West	South	Corporate and Other	Total
Casino	$231,467	$218,113	$55,793	$65,863	$—	$571,236
Room	87,834	38,785	24,142	17,412	—	168,173
Food and beverage	38,292	39,729	30,028	10,526	—	118,575
Other	18,207	7,485	4,955	2,316	75	33,038
Management fee from related party	—	—	—	—	1,250	1,250

Net revenue	$375,800	$304,112	$114,918	$96,117	$1,325	$892,272

	Year ended December 31, 2016
	East	Central	West	South	Corporate and Other	Total
Casino	$202,857	$208,207	$55,148	$71,017	$—	$537,229
Room	77,980	37,348	23,068	16,214	—	154,610
Food and beverage	35,740	37,691	29,769	9,713	—	112,913
Other	17,744	7,351	5,063	2,627	—	32,785
Management fee from related party	—	—	—	—	3,583	3,583

Net revenue	$334,321	$290,597	$113,048	$99,571	$3,583	$841,120

	Year ended December 31, 2015
	East	Central	West	South	Corporate and Other	Total
Casino	$185,834	$205,223	$54,824	$71,336	$—	$517,217
Room	77,619	37,998	20,362	12,396	—	148,375
Food and beverage	33,782	38,894	27,253	9,320	—	109,249
Other	16,461	6,733	4,852	2,767	—	30,813

Net revenue	$313,696	$288,848	$107,291	$95,819	$—	$805,654

TROPICANA ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19—SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	Year ended December 31, 2017
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
(amounts in thousands, except per share data)
Net revenues	$216,026	$221,176	$243,632	$211,438
Operating income	29,595	24,510	74,079	9,853
Net income	$25,846	$13,393	$44,581	$(33,995)
Basic and diluted net income per common share	$1.05	$0.54	$1.84	$(1.38)

	Year ended December 31, 2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
(amounts in thousands, except per share data)
Net revenues	$203,692	$206,061	$229,378	$201,989
Operating income	18,565	12,090	33,857	11,537
Net income	$9,285	$5,424	$20,595	$8,246
Basic and diluted net income per common share	$0.35	$0.21	$0.79	$0.33

NOTE 20—SUBSEQUENT EVENTS (UNAUDITED)

Merger Agreement

On April 15, 2018, the Company entered into (i) a Real Estate Purchase Agreement (the “Real Estate Purchase Agreement”) with GLP Capital, L.P., a Pennsylvania limited partnership (“GLP”), and (ii) an Agreement and Plan of Merger (the “Merger Agreement”) with Eldorado Resorts, Inc., a Nevada corporation (“Parent”), Delta Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and GLP, pursuant to which the Company agreed to sell its real estate assets to GLP and its gaming and hotel operations to Parent for an aggregate consideration of approximately $1.85 billion in cash, which amount is subject to adjustment, including for certain tax distributions payable by the Company under the Disaffiliation Agreement (as defined below).

Subject to the terms of the Real Estate Purchase Agreement, the Company agreed to sell the real property assets held by its subsidiaries, other than the Company’s operations and subsidiaries located in Aruba (the “Aruba Operations”), to GLP (the “Real Estate Purchase”) for a purchase price of $1.21 billion. In order for GLP to timely obtain the necessary regulatory approvals, the Real Estate Purchase Agreement was subsequently amended to provide for (i) the purchase of substantially all of the real property assets owned by the Company, other than the MontBleu, Lumière Place and the Aruba Operations., and (ii) the purchase of the real property assets owned by the Company associated with Lumière Place by Tropicana St. Louis RE LLC, a wholly owned subsidiary of Parent. Immediately following the Real Estate Purchase, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”). Following the consummation of the Merger, the Company became a wholly-owned subsidiary of Parent.

In connection with the transactions contemplated by the Real Estate Purchase Agreement and the Merger Agreement, the Company agreed to use its reasonable efforts to cause the Aruba Operations to be distributed, transferred or disposed of by the Company prior to the closing of the transactions contemplated by the Real Estate Purchase Agreement and the Merger Agreement.

The closing of the transactions contemplated by the Real Estate Purchase Agreement and the Merger Agreement were subject to customary conditions, including, among other things, the receipt of certain regulatory and gaming approvals, and the transfer or disposal of the Aruba operations.

On October 1, 2018, the transactions contemplated in the Real Estate Purchase Agreement, as amended, and the Merger Agreement were consummated. In conjunction with these transactions, the Company’s Aruba Operations were purchased by IEP Eagle Beach, LLC, an affiliate of Icahn Enterprises, L.P. Immediately following the consummation of the Real Estate Purchase Agreement, Merger Sub merged with and into the Company, with the Company as the surviving entity. Accordingly, as a result of the Merger and as of the effective time of the Merger (the “Effective Time”), the Company became a wholly-owned subsidiary of Parent.

TROPICANA ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

At the Effective Time, each share of the common stock, par value $0.01 per share, of the Company (the “Shares”), issued and outstanding immediately prior to the Effective Time was canceled and each such Share (other than Shares owned by Parent, Merger Sub or any of their respective subsidiaries or affiliates (other than the Company) or shares owned by the Company or the Company’s subsidiaries) was converted into the right to receive $75.14 in cash, without interest, less any applicable withholding taxes (the “Merger Consideration”).

In addition, prior to the closing of the transactions contemplated by the Real Estate Purchase Agreement and the Merger Agreement, the Company terminated its relationship with Insight Portfolio Group, LLC (see Note 12—Related Party Transactions, Insight Portfolio Group, LLC).

Disaffiliation Agreement

In connection with the transactions contemplated by the Real Estate Purchase Agreement and the Merger Agreement, the Company, on behalf of itself and its subsidiaries, entered into a disaffiliation agreement with AEPC, a significant stockholder of the Company and Parent (the “Disaffiliation Agreement”), pursuant to which the parties thereto agreed to address certain tax and other matters relating to the separation of the Company from AEPC and its affiliates and to address the existing agreements between the Company and its subsidiaries, on the one hand, and AEPC and its affiliates, on the other, under the Tax Allocation Agreement that was entered into on September 16, 2017 (see Note 12—Related Party Transactions, Tax Allocation Agreement).

The Company was part of the AEPC affiliated group (as such term is defined in the Internal Revenue Code of 1986, as amended) and from and after September 16, 2017, AEPC and its subsidiaries file consolidated federal tax returns with the Company and its subsidiaries. The relationship of the parties thereto with respect to tax preparation, tax payments and certain other matters was governed by the Tax Allocation Agreement between the Company and AEPC. Pursuant to the terms of the Disaffiliation Agreement, at the Effective Time, the Tax Allocation Agreement was terminated. The Disaffiliation Agreement governs the relationship of the parties from and after the Effective Time with respect to the matters set forth therein.

As the Real Estate Purchase was a taxable transaction, pursuant to Section 5(c) of the Disaffiliation Agreement, AEPC was entitled to receive a tax distribution from the Company in respect of the federal income tax expected to result from or be attributable to the Real Estate Purchase pursuant to the terms of the Real Estate Purchase Agreement.